SCHEDULE 14A INFORMATION
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Securities Exchange Act of 1934 (Amendment No.)
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SONICWALL, INC.

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SONICWALL, INC.
NOTICE OF 2008 ANNUAL MEETING OF SHAREHOLDERS
          Dear Shareholders:
          We cordially invite you to attend the SonicWALL, Inc. 2008 Annual Meeting of Shareholders. The meeting will be held on Tuesday, June 10, 2008 at 10:00 a.m. local time, at our offices located at 1143 Borregas Avenue, Sunnyvale, California 94089. At the meeting we will:
1.	Elect our Board of Directors;

2.	Approve our 2008 Equity Incentive Plan;

3.	Ratify the selection of Armanino McKenna LLP as auditors of our financial statements for the fiscal year ending December 31, 2008; and

4.	Transact any other business as may properly come before the meeting.
          We are not aware of any other business to come before the meeting.
          These items are fully discussed in the following pages, which are made part of this Notice. Shareholders who owned our common stock at the close of business on Friday, April 18, 2008 are entitled to notice of and to vote at the annual meeting.
          Your vote is important. Whether or not you plan to attend the annual meeting, please cast your vote, as instructed in the proxy card or Notice of Internet Availability of Proxy Materials, over the Internet or by telephone, as promptly as possible. We encourage you to vote via the Internet. It is convenient, is more environmentally friendly, and saves us significant postage and processing costs.
          We look forward to seeing you at the meeting.
Sincerely,

Frederick M. Gonzalez
Vice President, General Counsel and Corporate Secretary
Sunnyvale, California
April 29, 2008

2008 ANNUAL MEETING OF SHAREHOLDERS
NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

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Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on June 10, 2008:
The proxy statement and annual report to shareholders are available at www.proxyvote.com.
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SONICWALL, INC.

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING
General
          Our Board of Directors is soliciting proxies for the 2008 Annual Meeting of Shareholders. The meeting will be held on Tuesday, June 10, 2008 at 10:00 a.m. local time, at our principal executive offices located at 1143 Borregas Avenue, Sunnyvale, California 94089. Our telephone number at that location is (408) 745-9600; you may call such number for directions to the annual meeting. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters set forth in the attached Notice of Annual Meeting. Please read it carefully.
          Beginning on or about April 29, 2008, we will make copies of this Proxy Statement available to persons who were shareholders at the close of business on April 18, 2008, the record date for the annual meeting. Due to recent changes in the rules of United States Securities and Exchange Commission, or the SEC, we are providing these materials to you either through a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) or a full set paper copy of this Proxy Statement together with our Fiscal Year 2007 Annual Report.
Notice of Internet Availability of Proxy Materials
          We are sending a Notice of Internet Availability to our beneficial owners of our shares (i.e. shareholders who hold shares in “street name” through a broker, bank or other nominee who is considered, with respect to those shares, the shareholder of record). All shareholders who are beneficial owners will have the option to access the proxy materials on a website referred to in the Notice of Internet Availability or to request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy of the proxy materials are included in the Notice of Internet Availability. You may also request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis.
Electronic Access to Proxy Materials
          The Notice of Internet Availability will provide you with instructions on how to:
•	View on the Internet our proxy materials for the annual meeting; and

•	Instruct us to send our future proxy materials to you electronically by e-mail.
          Choosing to receive future proxy materials by e-mail will save us the cost of printing and mailing the proxy materials to you and will reduce the environmental impact of our annual meeting. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions including a link to the proxy materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

Record Date and Shares Outstanding
          Only shareholders of record at the close of business on April 18, 2008, are entitled to attend and vote at the annual meeting. On the record date, 57,748,206 shares of our common stock were outstanding and held of record by 96 shareholders. The closing price of our common stock on the Nasdaq Stock Market on the record date was $8.37 per share.
QUESTIONS AND ANSWERS
          Although we encourage you to read this Proxy Statement in its entirety, we include this question and answer section to provide some background information and brief answers to several questions you might have about the annual meeting.
Q: Why am I receiving these materials?
A: Our Board of Directors is providing these proxy materials for you in connection with our annual meeting of shareholders, which will take place on June 10, 2008. Shareholders are invited to attend the annual meeting and are requested to vote on the proposals described in this Proxy Statement.
Q: What is the Notice of Internet Availability?
A: In accordance with rules and regulations recently adopted by the SEC, instead of mailing a printed copy of our proxy materials to all beneficial owners of our shares entitled to vote at the annual meeting, we are furnishing the proxy materials to beneficial owners of our shares over the Internet. If you received a Notice of Internet Availability by mail, you will not receive a printed copy of the proxy materials. Instead, the Notice of Internet Availability will instruct you as to how you may access and review the proxy materials and submit your vote via the Internet. If you received a Notice of Internet Availability by mail and would like to receive a printed copy of the proxy materials, please follow the instructions for requesting such materials included in the Notice of Internet Availability.
          We expect to mail the Notice of Internet Availability on or about April 29, 2008, to all beneficial owners of our shares entitled to vote at the annual meeting. On the date of mailing of the Notice of Internet Availability, all beneficial owners of our shares will have the ability to access all of our proxy materials on a website referred to in the Notice of Internet Availability. These proxy materials will be available free of charge.
Q: What proposals will be voted on at the annual meeting?
A: There are three proposals scheduled to be voted on at the annual meeting:
–	Proposal One, which is the election of the nominees for director set forth in this Proxy Statement;

–	Proposal Two, which is the approval of our 2008 Equity Incentive Plan; and

–	Proposal Three, which is the ratification of the selection of Armanino McKenna LLP as our auditors.

Q: What is SonicWALL’s voting recommendation?
A: Our Board of Directors recommends that you vote your shares as follows:
–	“FOR” each of the eight nominees to our Board of Directors specified in Proposal One;

–	“FOR” Proposal Two, to approve our 2008 Equity Incentive Plan; and

–	“FOR” Proposal Three, ratification of the selection of Armanino McKenna LLP as our independent auditors.
Q: Who can vote at the annual meeting?
A: Our Board of Directors has set April 18, 2008 as the record date for the annual meeting. All shareholders who owned SonicWALL common stock at the close of business on the record date of April 18, 2008 may attend and vote at the annual meeting. Each shareholder is entitled to one vote for each share of common stock held as of the record date on all matters to be voted on. Shareholders do not have the right to cumulate votes. On April 18, 2008, 57,748,206 shares of our common stock were outstanding. Shares held as of the record date include shares that are held directly in your name as the shareholder of record and those shares held for you as a beneficial owner through a stockbroker, bank or other nominee.

Q:	What is the difference between holding shares as a shareholder of record and as a beneficial owner?
A: Most shareholders of SonicWALL hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.
Shareholders of Record
If your shares are registered directly in your name with SonicWALL’s transfer agent, Computershare Trust Company, you are considered, with respect to those shares, the shareholder of record. If you are a shareholder of record, these proxy materials have been sent directly to you by SonicWALL. As the shareholder of record, you have the right to grant your voting proxy directly to SonicWALL or to vote in person at the annual meeting.
Beneficial Owners
If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and the Notice of Internet Availability has been forwarded to you by your broker, bank or nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote and are also invited to attend the annual meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the annual meeting unless you request a “legal proxy” from your broker, bank or other nominee who holds your shares, giving you the right to vote the shares at the annual meeting.

Q: How many votes does SonicWALL need to hold the annual meeting?
A: A majority of SonicWALL’s outstanding shares as of the record date must be present at the annual meeting in order to hold the annual meeting and conduct business. This is called a quorum. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. Broker non-votes, however, are not counted as shares present and entitled to be voted with respect to the matter on which the broker has expressly not voted. Thus, broker non-votes will not affect the outcome of any of the matters being voted on at the annual meeting. Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (1) the broker has not received voting instructions from the beneficial owner and (2) the broker lacks discretionary voting power to vote such shares.
          Shares are counted as present at the annual meeting if you:
–	are present and vote in person at the annual meeting; or

–	have properly submitted a proxy card or voting instruction card or voted by telephone or via the Internet.
Q: How are votes counted?
A: You may vote for each of the four proposals as follows:
–	either “FOR” or “WITHHOLD” with respect to each nominee for our Board of Directors specified in Proposal One;

–	“FOR,” “AGAINST” or “ABSTAIN” on Proposal Two, the approval of our 2008 Equity Incentive Plan;

–	“FOR,” “AGAINST” or “ABSTAIN” on Proposal Three, to ratify the selection of Armanino McKenna LLP as our independent auditors.
You may vote either “FOR” or “WITHHOLD” with respect to each nominee for our Board of Directors. You may vote “FOR,” “AGAINST,” or “ABSTAIN” on each of the other proposals. If you abstain from voting on any of Proposals Two or Three, it will have the same effect as a vote against. If you just sign your proxy card with no further instructions, your shares will be counted as a vote “FOR” each Director, “FOR” the approval of our 2008 Equity Incentive Plan, and “FOR” ratification of the selection of Armanino McKenna LLP as our independent auditors. If you do not vote and you hold your shares in a brokerage account or through a bank or other nominee, also known as “street name” (see description of “Beneficial Owners” above), your shares will not be counted in the tally of the number of shares cast “FOR,” “AGAINST” or “ABSTAIN” on any proposal where your broker, bank or other nominee does not have discretionary authority to vote, and therefore will have the effect of reducing the number of shares needed to approve any of those items. However, shares held in street name that are not voted, known as “broker non-votes,” may be counted for the purpose of establishing a quorum for the annual meeting as described above under the caption “Beneficial Owners.” Voting results are tabulated and certified by our transfer agent, Computershare Trust Company, N.A.

Q: What is the voting requirement to approve each of the proposals?
A: The requirement to approve each of the proposals is as follows:
–	With respect to Proposal One (the election of our directors), directors are elected by a plurality vote, and therefore the eight individuals receiving the highest number of “FOR” votes will be elected. Votes of “WITHHOLD” and broker non-votes have no legal effect on the election of directors due to the fact that such elections are by a plurality. In any uncontested election of directors, such as this one, where the number of nominees does not exceed the number of directors to be elected, our corporate governance principles require that if a nominee, who already serves as a director, receives a greater number of “withhold” votes than votes “for” such election, that nominee shall promptly tender his or her resignation to our Board of Directors. The Corporate Governance and Nominations Committee will then recommend to our Board of Directors whether to accept or reject the resignation. Within ninety days of the certification of election results, our Board of Directors will publicly disclose its decision regarding whether to accept or reject the resignation.

–	Proposal Two, the approval of our 2008 Equity Incentive Plan, requires the affirmative “FOR” vote of a majority of the shares of our outstanding common stock present or represented and entitled to vote at the annual meeting.

–	Proposal Three, ratification of the selection of our auditors, requires the affirmative “FOR” vote of a majority of the shares of our outstanding common stock present or represented and entitled to vote at the annual meeting.
Q: How can I vote my shares in person at the annual meeting?
A: Shares held directly in your name as the shareholder of record may be voted in person at the annual meeting. If you choose to do so, please bring your proxy card or proof of identification to the annual meeting. Even if you plan to attend the annual meeting, SonicWALL recommends that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the annual meeting. If you hold your shares in street name, you must request a legal proxy from your broker or other holder or record in order to vote at the annual meeting.
Q: How can I vote my shares without attending the annual meeting?
A: Whether you hold shares directly as the shareholder of record or beneficially in street name, you may direct how your shares are voted without attending the annual meeting. If you are a shareholder of record, you may vote by submitting a proxy; please refer to the voting instructions in the proxy card or below. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, bank or other nominee; please refer to the voting instructions provided to you by your broker, bank or other nominee.
          Internet — Shareholders with Internet access may vote until 11:59 p.m., Eastern Time, on June 9, 2008, by following the “Vote by Internet” instructions on the proxy card or Notice of Internet Availability.
          Telephone — Depending on how your shares are held, you may be able to vote by telephone. If this option is available to you, you will have received information with the proxy card or Notice of Internet Availability explaining this procedure.
          Mail — If you are a shareholder of record, you may indicate your vote by completing, signing and dating the proxy card where indicated and by returning it in the prepaid envelope provided. Shareholders who hold shares beneficially in street name may request a voting instruction form from their broker, bank or other nominee.

Q: How can I change or revoke my vote?
A: Subject to any rules your broker, bank or other nominee may have, you may change your proxy instructions at any time before your proxy is voted at the annual meeting.
          Shareholders of record — If you are a shareholder of record, you may change your vote by (1) filing with our General Counsel, prior to your shares being voted at the annual meeting, a written notice of revocation or a duly executed proxy card, in either case dated later than the prior proxy relating to the same shares, or (2) by attending the annual meeting and voting in person (although attendance at the annual meeting will not, by itself, revoke a proxy). Any written notice of revocation or subsequent proxy card must be received by our General Counsel prior to the taking of the vote at the annual meeting. Such written notice of revocation or subsequent proxy card should be hand delivered to our General Counsel or should be sent so as to be delivered to our principal executive offices, Attention: General Counsel.
          A shareholder of record who has voted via the Internet or by telephone may also change his, her or its vote by making a timely and valid later Internet or telephone vote no later than 11:59 p.m., Eastern Time, on June 9, 2008.
          Beneficial owners — If you are a beneficial owner of shares held in street name, you may change your vote (1) by submitting new voting instructions to your broker, bank or other nominee, or (2) if you have obtained, from the broker, bank or other nominee who holds your shares, a legal proxy giving you the right to vote the shares by attending the annual meeting and voting in person.
Q: Where can I find the results of the annual meeting?
A: The preliminary voting results will be announced at the annual meeting. The final results will be published in our first quarterly report on Form 10-Q filed after the date of the annual meeting.
Q: Who are the proxies and what do they do?
A: The two persons named as proxies on the proxy card, Matthew Medeiros, our President and Chief Executive Officer, and Frederick M. Gonzalez, our Vice President, General Counsel and Corporate Secretary, were designated by our Board of Directors. All properly executed proxies will be voted (except to the extent that authority to vote has been withheld) and where a choice has been specified by the shareholder as provided in the proxy card, it will be voted in accordance with the instructions indicated on the proxy card. If you submit the proxy card, but do not indicate your voting instructions, your shares will be voted “FOR” Proposals One, Two and Three.

Q:	What does it mean if I receive more than one Notice of Internet Availability or set of proxy materials?
A: If you received more than one Notice of Internet Availability or set of proxy materials, your shares are either held in more than one brokerage account or registered in more than one name, or both. Please follow the voting instructions on each Notice of Internet Availability or proxy card that you receive to ensure that all of your shares are voted.
          In an effort to reduce printing costs and postage fees, SonicWALL has adopted a practice approved by the SEC called “householding.” Under this practice, certain shareholders of record who have the same address and last name, and who do not participate in electronic delivery of proxy materials, will receive only one copy of our proxy materials until such time as one or more of these shareholders notifies us that they want to receive separate copies. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Shareholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.
          If you receive a single set of proxy materials as a result of householding, and you would like to have separate copies of our proxy materials mailed to you, please send your request to Investor Relations, SonicWALL, Inc., 1143 Borregas Avenue, Sunnyvale, California 94089, or call us at (408) 745-9600, and we will promptly send you what you have requested. You can also contact our Investor Relations department at the phone number above if you received multiple copies of our proxy materials and would prefer to receive a single copy in the future, or if you would like to opt out of householding for future mailings.
Q: What happens if additional proposals are presented at the annual meeting?
A: Other than the three proposals described in this Proxy Statement, SonicWALL does not expect any additional matters to be presented for a vote at the annual meeting. If you grant a proxy, the persons named as proxy holders, Matthew Medeiros, our President and Chief Executive Officer, and Frederick M. Gonzalez, our Vice President, General Counsel and Corporate Secretary, will have the discretion to vote your shares on any additional matters properly presented for a vote at the annual meeting. If for any unforeseen reason any of SonicWALL’s nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by our Board of Directors.
Q: Is my vote confidential?
A: Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within SonicWALL or to third parties except (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote or (3) to facilitate a successful proxy solicitation by our Board of Directors. Occasionally, shareholders provide written comments on their proxy cards, which are then forwarded to SonicWALL’s management.
Q: Who will bear the cost of soliciting votes for the annual meeting?
A: SonicWALL will bear all expenses of this solicitation, including the cost of preparing and mailing these proxy materials. SonicWALL may reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners of common stock for their reasonable expenses in forwarding solicitation material to such beneficial owners. Directors, officers and employees of SonicWALL may also solicit proxies in person or by other means of communication. Such directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. SonicWALL may engage the services of a professional proxy solicitation firm to aid in the solicitation of proxies from certain brokers, bank nominees and other institutional owners. SonicWALL’s costs for such services, if retained, will not be significant.
DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS
Shareholder Proposals Sought To Be Included in our 2009 Proxy Materials
          Our shareholders may submit proposals that they believe should be voted upon at our next year’s annual meeting or nominate persons for election to our Board of Directors. Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (“Rule 14a-8”), some shareholder proposals may be eligible for inclusion in our 2009 proxy statement and proxy. These types of shareholder proposals or nominations must be submitted in writing to the attention of the Secretary, SonicWALL, Inc., 1143 Borregas Avenue, Sunnyvale, California 94089, no later than December 30, 2008, which is 120 calendar days prior to the one-year anniversary of the mailing date of this Proxy Statement. Shareholders interested in submitting a proposal or nomination are advised to contact knowledgeable legal counsel with regard to the detailed requirements of applicable securities laws. The timely submission of a shareholder proposal or nomination does not guarantee that it will be included in our 2009 proxy statement.
Shareholder Proposals Not Eligible or Intended To Be Included in our 2009 Proxy Materials
          Alternatively, under our Bylaws, our shareholders may submit proposals or nominations that they believe should be voted upon at our 2009 annual meeting, but do not seek to include in our 2009 proxy statement pursuant to Rule 14a-8. Any such shareholder proposals or nominations may be timely submitted in writing to the Secretary, SonicWALL, Inc., 1143 Borregas Avenue, Sunnyvale, California 94089, for the 2009 annual meeting of shareholders. To be timely, any such shareholder proposals or nominations must be received by the Secretary not later than 60 days prior to our 2009 annual meeting; provided, however, that in the event less than 70 days’ notice or prior public disclosure of the date of the 2009 annual meeting is given or made to shareholders, notice by such shareholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the meting was mailed or such public disclosure was made. For example, if we provide notice of our 2009 annual meeting on April 20, 2009, for a 2009 annual meeting on June 9, 2009, any such proposal or nomination will be considered untimely if submitted to us after April 30, 2009. For purposes of the above, “public disclosure” means disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service, or in a document publicly filed by us with the SEC. As described in our Bylaws, the shareholder submission must include certain specified information concerning the proposal or nominee, as the case may be, and information as to the shareholder’s ownership of our common stock. If a shareholder gives notice of such a proposal after the deadline computed in accordance with our Bylaws, or the Bylaw Deadline, the shareholder will not be permitted to present the proposal to our shareholders for a vote at the 2009 annual meeting.
          The rules of the SEC establish a different deadline for submission of shareholder proposals that are not intended to be included in our proxy statement with respect to discretionary voting, or the Discretionary Vote Deadline. The Discretionary Vote Deadline for the 2009 annual meeting is March 15, 2009, or the date which is 45 calendar days prior to the one-year anniversary of the mailing date of this Proxy Statement. If a shareholder gives notice of such a proposal after the Discretionary Vote Deadline, our proxy holders will be allowed to use their discretionary voting authority to vote against the shareholder proposal when and if the proposal is raised at the 2009 annual meeting.
          Because the Bylaw Deadline is not capable of being determined until we publicly announce the date of our 2009 annual meeting, it is possible that the Bylaw Deadline may occur after the Discretionary Vote Deadline. In such a case, a proposal received after the Discretionary Vote Deadline but before the Bylaw Deadline would be eligible to be presented at the 2009 annual meeting, and we believe that our proxy holders at such meeting would be allowed to use the discretionary authority granted by the proxy to vote against the proposal at such meeting without including any disclosure of the proposal in the proxy statement relating to such meeting.

CORPORATE GOVERNANCE AND BOARD MATTERS
Our Board of Directors
          There are currently eight members of our Board of Directors (the “Board”):

John C. Shoemaker (Chair)	David W. Garrison
Charles D. Kissner	Cary H. Thompson
Matthew Medeiros	Charles W. Berger
Edward F. Thompson	Clark H. Masters
          Our Board met ten times during fiscal year 2007 and took action by unanimous written consent on two occasions. Our Board met in executive session, without the presence of management, on six occasions. On August 9, 2007, Keyur A. Patel resigned from our Board and on December 18, 2007, Clark H. Masters was appointed to succeed him.
          Each director, other than Mr. Patel, attended at least 75% of all of the meetings of our Board and Committees on which he served during the past fiscal year or the portion thereof following such person’s appointment to our Board or to one of more of the committees thereof. There are no family relationships among executive officers or directors of our company.
          It is the policy of our Board to encourage board members to attend the annual meeting of shareholders. All but two of our directors attended in person the last annual meeting of shareholders which was held on June 14, 2007.
Corporate Governance Principles
          On February 7, 2006, our Board of Directors adopted Corporate Governance Principles, which have been subsequently amended and restated effective as of February 6, 2007. Our Corporate Governance Principles are available on our company’s website at www.sonicwall.com under the tab Company-Corporate Governance. The Governance Principles provide, among other things, that:
•	Our Board has adopted a policy whereby any incumbent director nominee who receives a greater number of “withheld” votes for his or her election than votes “for” such election, shall tender his or her resignation for consideration by the Corporate Governance and Nominations Committee. The Corporate Governance and Nominations Committee shall recommend to our Board the action to be taken with respect to such offer of resignation.

•	If the Chairman of our Board is not an independent director, then one of the independent directors may be appointed by our Board of Directors to serve as “Lead Director.”

•	Our Board of Directors shall have four committees: Audit, Compensation, Strategic Planning and Corporate Governance and Nominations. Each of these committees shall consist solely of independent directors.

•	The age of 75 years is an appropriate retirement age for outside directors.

•	Our Board of Directors shall have a policy of holding separate meeting times for independent directors at each regularly scheduled meeting of our Board of Directors.

•	Our Board of Directors shall have responsibility over such matters as recommending a slate of directors for election by our shareholders at each annual meeting, selecting our chief executive officer, retaining counsel and expert advisors, and the consideration of questions of actual and potential conflicts of interest of Board members and corporate officers.
          As the operation of our Board of Directors is a dynamic process, our Board of Directors regularly reviews changing legal and regulatory requirements, evolving best practices and other developments. Accordingly, our Board of Directors may modify the Corporate Governance Principles from time to time, as it deems appropriate.
Chairman of the Board
          John C. Shoemaker became non-executive Chairman of the Board effective June 9, 2006. Pursuant to the Corporate Governance Principles, the Chair of the Board may not serve more than three consecutive one year terms. The Chair of the Board organizes Board activities to enable our Board to effectively provide guidance to and oversight and accountability of management. To fulfill that role, the Chair of the Board creates and maintains an effective working relationship with our chief executive officer and other members of management and with other members of our Board; provides direction management regarding the needs, interests and opinions of our Board; and assures that our Board agenda is appropriately directed to the matters of greatest importance to our company.
          The functions of the Chair include:
•	Presiding over all meetings of our Board and shareholders, including regular executive sessions of our Board in which members of management do not participate;

•	Establishing the agenda of each meeting of our Board in consultation with our chief executive officer;

•	Defining the subject matter, quality, quantity and timeliness of the flow of information between management and our Board;

•	Coordinating periodic review of management’s strategic plan for our company;

•	Leading our Board review of the succession plan for our chief executive officer;

•	Coordinating the annual effectiveness review of our Board;

•	Coordinating the annual performance review of our chief executive officer;

•	Acting as the principal liaison between the independent directors and our chief executive officer on sensitive issues;

•	Working with management on effective communication with shareholders;

•	Encouraging active participation by each member of our Board; and

•	Performing such other duties and services as our Board may require.

Committees of our Board of Directors
          Our Board of Directors has four standing committees: Audit, Compensation, Corporate Governance and Nominations and Strategic Planning. Each of the committees operates under a written charter adopted by our Board of Directors. Charters for the Audit Committee, Compensation Committee, and Corporate Governance and Nominations Committee can be viewed on our company’s website at www.sonicwall.com under the tab Company-Corporate Governance.
     Audit Committee
          In 2007, the Audit Committee of our Board of Directors consisted of Edward F. Thompson (Chair), Charles W. Berger, David W. Garrison, Charles D. Kissner and John C. Shoemaker. The Audit Committee met six times during fiscal year 2007. During fiscal year 2007, the Audit Committee met in executive session, outside the presence of management, on four occasions. Our Board determined that all of the members of the Audit Committee are independent pursuant to applicable listing standards governing audit committee members. Our Board also determined that Edward F. Thompson and Charles W. Berger are audit committee financial experts as defined by applicable SEC rules and applicable listing standards.
          The functions of the Audit Committee are, among other things, to:
•	oversee our accounting and financial reporting processes and the internal and external audits of our financial statements;

•	assist our Board of Directors in the oversight and monitoring of (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) the independent auditor’s qualifications, independence and performance and (4) our internal accounting and financial controls;

•	outline to our Board of Directors the results of its monitoring and recommendations derived therefrom;

•	prepare the report that the rules of the SEC require to be included in our annual proxy statement;

•	appoint our independent registered public accounting firm; and

•	provide to our Board of Directors such additional information and materials as it may deem necessary to make our Board of Directors aware of significant financial matters that require the attention of our Board of Directors.
          The responsibilities of the Audit Committee include the continuous review of the adequacy of our system of internal controls; oversight of the work of our independent registered public accounting firm, including a post-audit review of the financial statements and audit findings; oversight of compliance with SEC requirements regarding audit related matters; review, in conjunction with counsel, any legal matters that could significantly impact our financial statements; and oversight and review of our information technology, management information systems and our investment policies.
          Effective February 5, 2008, as part of its annual review of Board committee assignments, our Board appointed Edward F. Thompson (Chair), Charles D. Kissner and Charles W. Berger to be members of the Audit Committee.

     Compensation Committee
          In 2007, the Compensation Committee of our Board of Directors consisted of David W. Garrison (Chair), John C. Shoemaker and Keyur A. Patel. On August 9, 2007, Mr. Patel resigned from our Board. The Compensation Committee met nineteen times during fiscal year 2007, including twelve times for the approval of stock option grants to new employees. During fiscal year 2007, the Compensation Committee met in executive session, outside the presence of management, on seven occasions. Our Board has determined that all of the members of the Compensation Committee are independent pursuant to applicable listing standards governing compensation committee members.
          The functions of the Compensation Committee are, among other things, to:
•	Review and approve the compensation and benefits for our executive officers and grants stock options under our stock option plans and makes recommendations to our Board regarding these matters;

•	Oversee the compensation philosophy and practices of our company;

•	Ensure a direct relationship between pay levels, corporate performance and return to our shareholders;

•	Oversee and review significant employee benefit programs, compensation, equity plans and development programs; and

•	Produce an annual report on executive compensation for inclusion in our proxy statement.
          Effective February 5, 2008, as part of its annual review of Board committee assignments, our Board appointed David W. Garrison (Chair), John C. Shoemaker and Clark H. Masters to be members of the Compensation Committee.
     Corporate Governance and Nominations Committee
          In 2007, the Corporate Governance and Nominations Committee of our Board of Directors consisted of Charles D. Kissner (Chair), John C. Shoemaker and Keyur A. Patel. On August 9, 2007, Mr. Patel resigned from our Board. The Corporate Governance and Nominations Committee met four times during fiscal year 2007. The Corporate Governance and Nominations Committee met in executive session, outside the presence of management, on four (4) occasions. Our Board has determined that all of the members of the Corporate Governance and Nominations Committee are independent pursuant to applicable listing standards governing corporate governance and nominations committee members.
          The functions of the Corporate Governance and Nominations Committee are, among other things, to:
•	Develop and recommend to our Board the governance principles applicable to our company;

•	Recommend to our Board compensation levels for non-employee Directors;

•	Identify prospective director nominees (including nominees recommended by shareholders) and to recommend to our Board the director nominees for the next annual meeting of shareholders;

•	Oversee the performance evaluation of our Board;

•	Assist our Board by evaluating potential successor candidates for our Board; and

•	Recommend to our Board nominees for each committee of our Board.
          Effective February 5, 2008, as part of its annual review of Board committee assignments, our Board appointed Charles D. Kissner (Chair), David W. Garrison and Clark H. Masters to be members of the Corporate Governance and Nominations Committee.
     Strategic Planning Committee
          The Strategic Planning Committee was established by our Board at its meeting on November 10, 2005. In 2007, the Strategic Planning Committee of our Board of Directors consisted of Cary H. Thompson (Chair), John C. Shoemaker, Charles W. Berger and Matthew Medeiros. The Strategic Planning Committee met four times during fiscal year 2007 and did not hold any executive sessions outside the presence of management. Our Board has determined that, except for Matthew Medeiros, all members of the Strategic Planning Committee are independent pursuant to applicable listing standards governing strategic planning committee members.
          The function of the Strategic Planning Committee is to review and recommend to our Board strategic transactions involving our company, including, without limitation, merger, acquisition and investment transactions consistent with the strategic objectives of our company.
          Effective February 5, 2008, as part of its annual review of Board committee assignments, our Board appointed Cary H. Thompson, Charles W. Berger, John C. Shoemaker and Matthew Medeiros to be members of the Strategic Planning Committee.
Director Independence
          Our Board has determined that each of the current directors standing for election, except for Matthew Medeiros, our President and Chief Executive Officer, has no material relationship with our company and is independent under the listing standards of the NASDAQ Stock Market and applicable rules of the SEC as currently in effect.
          Our Board has also determined that all directors serving as members of our Audit, Compensation, and Corporate Governance and Nominations Committees are independent under applicable NASDAQ listing standards and applicable rules of the SEC as currently in effect. Except for Matthew Medeiros, all members of the Strategic Planning Committee have been determined by our Board to be independent under applicable NASDAQ listing standards and applicable rules of the SEC as currently in effect.
Consideration of Shareholder Recommendations and Nominations of Board Members
          It is the policy of the Corporate Governance and Nominations Committee to consider both recommendations and nominations from shareholders for candidates to our Board of Directors.
          A shareholder who desires to recommend a candidate for election to our Board of Directors shall direct the recommendation in writing to the Company Corporate Secretary, 1143 Borregas Avenue, Sunnyvale, California 94089, and must include the candidate’s name, home and business contact information, detailed biographical data and qualifications, information regarding any relationships between the candidate and our company within the last three years and evidence of the nominating person’s beneficial ownership of our stock and amount of stock holdings.
          If, instead, a shareholder desires to nominate a person directly for election to our Board of Directors, the shareholder must follow the rules set forth by the SEC (see “Deadline for Receipt of Shareholder Proposals” above) and meet the deadlines and other requirements set forth in Section 2.14 of our Bylaws, including sending a notice to the Company Corporate Secretary setting forth, (i) the name and address of the shareholder who intends to make the nominations or propose the business and, as the case may be, of the person or persons to be nominated or of the business to be proposed, (ii) a representation that the shareholder is a holder of record of our stock that intends to vote such stock at such meeting and, if applicable, intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (iii) if applicable, a description of all arrangements or understandings between the shareholder and each nominee or any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder, and (iv) if applicable, the consent of each nominee as a director of our company if so elected.
Identifying and Evaluating Nominees for our Board of Directors
          The Corporate Governance and Nominations Committee uses a variety of methods for evaluating and identifying nominees for director, including the following:
•	The committee regularly reviews the current composition and size of our Board, and in the event that vacancies are anticipated, or otherwise arise, the committee will consider various potential candidates for director.

•	The committee reviews the qualifications of any candidates who have been properly recommended or nominated by a shareholder, as well as those candidates who have been identified by management, individual members of our Board of Directors or, if the committee determines, a search firm. Such review may, in the committee’s discretion, include a review solely of information provided to the committee or may also include discussions with persons familiar with the candidate, an interview with the candidate or other actions that the committee deems proper.

•	The committee evaluates the performance of our Board of Directors as a whole and evaluates the performance and qualifications of individual members of our Board of Directors eligible for re-election at the annual meeting of shareholders.

•	The committee considers the suitability of each candidate, including the current members of our Board of Directors, in light of the current size and composition of our Board of Directors. In evaluating the qualifications of the candidates, the committee considers many factors, including, issues of character, judgment, independence, age, expertise, diversity of experience, length of service, other commitments and the like. The committee evaluates such factors, among others, and does not assign any particular weighting or priority to any of these factors. The committee considers each individual candidate in the context of the current perceived needs of our Board of Directors as a whole. While the committee has not established specific minimum qualifications for director candidates, the committee believes that candidates and nominees must reflect a Board of Directors that is comprised of directors who (i) are predominantly independent, (ii) are of high integrity, (iii) have qualifications that will increase overall effectiveness of our Board of Directors and (iv) meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to audit committee members.

•	In evaluating and identifying candidates, the committee has the authority to retain and terminate any third party search firm that is used to identify director candidates, and has the authority to approve the fees and retention terms of any search firm.

•	After such review and consideration, the committee recommends that our Board of Directors nominate the slate of director nominees, either at a meeting of our Board of Directors at which a quorum is present or by unanimous written consent of our Board of Directors.

•	The committee endeavors to notify, or cause to be notified, in a timely manner all director candidates of its decision as to whether to nominate such individual for election to our Board of Directors.
          In 2007, the committee did not engage a professional search firm to assist in the identification or evaluation of potential nominees for our Board of Directors.
Standards of Business Conduct: Code of Conduct and Code of Ethics for Senior Executive and Financial Officers
          On April 24, 2004, our Board adopted a Code of Conduct that applies to all directors and employees of our company, including its principal executive officer, principal financial officer and principal accounting officer. At the same time, our Board also adopted a Code Ethics for Principal Executive and Senior Financial Officers which applies to our principal executive officer, principal financial officer and principal accounting officer and other executive officers of our company. Both the Code of Conduct and Code of Ethics can be viewed under the tab Company-Corporate Governance on our website at www.sonicwall.com. We will post any amendments to or waivers from, our Code of Conduct and our Code of Ethics at that location on our website or by filing a Form 8-K with the SEC.
Director Compensation
          This section provides information regarding the compensation policies for non-employee directors and the amounts paid and securities awarded to these directors in fiscal year 2007.
          During the 2007 fiscal year, we paid the following cash compensation, on a quarterly basis, to our non-employee directors for their service as directors and members of committees of our Board:
•	Annual retainer of $25,000 for each non-employee director;

•	Annual retainer of $951 for Mr. Masters whose period of Board service did not commence until December 18, 2007;

•	An additional annual retainer of $5,000 for service on the Audit Committee;

•	An additional annual retainer of $3,000 for service on each of the Compensation Committee, Corporate Governance and Nominations Committee and Strategic Planning Committee;

•	An additional annual retainer of $10,000 to Mr. Shoemaker for serving as Chair of the Board of Directors;

•	An additional annual retainer of $3,000 to Mr. Cary Thompson for serving as Chair of the Strategic Planning Committee;

•	An additional annual retainer of $5,000 to Mr. Garrison and Mr. Kissner for their service as Chair of the Compensation and Corporate Governance and Nominations Committees, respectively;

•	An additional annual retainer of $8,000 to Mr. Edward Thompson for serving as Chair of the Audit Committee;

•	An additional fee of $1,000 to each member of our Board for each Board meeting and each standing committee meeting attended in person; and

•	An additional fee of $500 to each member of our Board for each Board meeting and each standing committee meeting attended by telephone.
          On June 14, 2007, the date of the last meeting of shareholders, each of the non-employee directors re-elected to our Board (Mr. Shoemaker, Mr. Kissner, Mr. Berger, Mr. Garrison, Mr. Edward Thompson, Mr. Cary Thompson and Mr. Patel) received a stock option grant to purchase 20,000 shares under our company’s 1998 Stock Option Plan. The per share exercise price of the stock options is equal to $8.33, the closing price of SonicWALL common stock on the date of the annual meeting. The shares subject to these options fully vest one year after the grant date and vested options may be exercised up to two years after ceasing to be a non-employee director.
          In connection with his appointment to our Board on December 18, 2007, Mr. Masters received a stock option grant to purchase 25,000 shares under our company’s 1998 Stock Option Plan at a per share price equal to $9.79, the closing price of SonicWALL common stock on December 18, 2007. The shares subject to this option vest monthly over a four year period after the grant date and vested options may be exercised up to two years after ceasing to be a non-employee director.
          Each of the awarded stock options has a term of ten years measured from the grant date, subject to earlier termination following the optionee’s cessation of Board service. The shares subject to each option provide for full acceleration of vesting of non-vested option shares if within the twelve month period following certain changes of control of our Company, the director ceases serving as a member of our Board other than upon (i) voluntary resignation, (ii) death or disability or (iii) removal for cause.
          The Corporate Governance and Nominations Committee reviews cash and equity compensation for non-employees directors on an annual basis. The Corporate Governance and Nominations Committee retained an independent compensation consultant, Radford Surveys and Consulting to perform an analysis of cash and equity compensation by element using proxy filing information of members of our peer study group. Peer group data included board annual retainer, committee chair annual retainer, committee member annual retainer, committee member meeting fees, board meeting fees, board chair annual retainer, board member initial equity grant and board member annual equity grant. The goal was to target non-employee director compensation at approximately the 50th percentile of our company’s peer group. The peer study group consisted of: Blue Coat Systems, Cisco Systems, Entrust, Inc., Extreme Networks, F5 Networks, Foundry Networks, Juniper Networks, McAfee, Inc., Netgear, Inc., NetScout Systems, Packeteer, Inc., Secure Computing Inc., Websense, Inc., and Zhone Technologies. The Corporate Governance and Nominations Committee and our Board believe that this positioning is appropriate to retain and motivate talented Board members who provide the necessary oversight of our company’s performance in light of its operating, financial and other significant corporate plans, strategies and objectives.
          At a meeting of our Board held on February 5, 2008, the Corporate Governance and Nominations Committee presented its recommendations and our Board approved the following changes to the cash compensation paid to non-employee directors, effective immediately:
•	A change in the annual Board retainer from $25,000 to $35,000;

•	A change in the annual Board chair retainer from $10,000 to $20,000;

•	A change in the Audit Committee chair annual retainer from $8,000 to $20,000;

•	A change in the Compensation Committee chair annual retainer from $5,000 to $15,000;

•	A change in the Corporate Governance and Nominations Committee chair annual retainer from $5,000 to $10,000;

•	A change in the Strategic Planning Committee chair annual retainer from $3,000 to $10,000;

•	A change in the Audit Committee membership annual retainer from $5,000 to $15,000;

•	A change in the Compensation Committee and Strategic Planning Committee membership annual retainer from $3,000 to $7,500;

•	A change in the Corporate Governance and Nominations Committee membership annual retainer from $3,000 to $5,000;

•	The elimination of all Board meeting fees; and

•	The elimination of all committee meeting fees.
          No changes to our Board member initial equity grant or Board member annual equity grant were recommended or approved.
          Our Board believes that these changes in non-employee director compensation represent recognition of the trend to reduce or eliminate individual meeting fees and correspondingly increase annual retainers while acknowledging the growing time commitment required of Board members, including the increase in the roles and activity of our non-employee directors outside the context of attending Board or committee meetings, the duration of Board and committee meetings, and the time required to prepare for such meetings. The recommendations and approved new compensation schedule also recognizes the current practices regarding premiums for service on the audit and compensation committees reflecting their additional responsibilities.
          Annual retainers for membership on the Audit, Compensation and Corporate Governance and Nominations Committees were last changed on July 23, 2002. Annual retainers for membership on our Board were last changed on October 24, 2003. Annual retainers for the chair of the Board and the chair of the committees of our Board were last changed on October 24, 2006.

          Non-employee directors receive no other form of remuneration, perquisites or benefits, but are reimbursed for their expenses in attending meetings.
          Mr. Medeiros, our President and Chief Executive Officer, receives no additional compensation for service as a director.
Director Summary Compensation Table for Fiscal Year 2007
          The table below summarizes the compensation paid by our company to non-employee directors for the fiscal year ended December 31, 2007.

					Change in
					Pension Value
					and
	Fees				Nonqualified
	Earned or			Non-Equity	Deferred
	Paid in	Stock	Option	Incentive Plan	Compensation	All Other
Name	Cash (1)	Awards	Awards (2)	Compensation	Earnings (3)	Compensation	Total
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
David W. Garrison.	$55,250	$0	$108,249	$0	$7,936	$0	$171,435
Charles D. Kissner	55,000	0	107,638	0	0	0	162,638
Edward F. Thompson	52,000	0	119,727	0	0	0	171,727
John C. Shoemaker.	80,250	0	58,453	0	0	0	138,703
Cary H. Thompson	38,500	0	107,638	0	0	0	146,138
Charles W. Berger.	46,500	0	58,453	0	0	0	104,953
Clark H. Masters	0	0	3,464	0	0	0	3,464
Keyur A. Patel	26,860	0	43,978	0	0	0	70,847

(1)	The amounts in column (b) report the amount of cash compensation earned in fiscal year 2007 for Board of Directors and committee services including annual Board retainer, committee retainer fees, Board chair fee, committee chair fees and meeting fees. With respect to Mr. Garrison, the amount in column (b) also includes participation in our company’s Non-Qualified Deferred Compensation Plan.

(2)	The amounts in column (d) represent the share based compensation expense recognized (disregarding an estimate of forfeitures) for the fiscal year ended December 31, 2007 for options granted to each non-employee director in fiscal year 2007, as well as prior fiscal years. The fair value was estimated using the Black-Scholes option pricing model in accordance with FAS 123R. On June 14, 2007, the date of our annual meeting of shareholders, each non-employee director received an option grant for 20,000 shares at a grant price of $8.33, the closing price of our common stock on that date. The FAS 123R grant date value of the options granted to each non-employee director on that date equals $53,409 using the Black-Scholes option pricing model. On December 18, 2007, Mr. Masters received an initial stock option grant for 25,000 shares at a grant price of $9.79, the closing price of our common stock on that date. As of December 31, 2007, each non-employee director has the following number of options outstanding: Mr. Kissner 270,000; Mr. Cary Thompson 195,000; Mr. Garrison 125,000; Mr. Edward Thompson 125,000; Mr. Shoemaker 85,000; Mr. Berger 85,000; Mr. Masters 25,000; and none for Mr. Patel.

(3)	The amount in column (f) reflects earnings on directors’ fees deferred by Mr. Garrison pursuant to our company’s Non-Qualified Deferred Compensation Plan.
Share Ownership by Directors
          Our Board encourages stock ownership by members of our Board. The Corporate Governance and Nominations Committee is currently considering a recommendation to our Board that would require each director to own a specific number of shares of our company.

Shareholder Communications
          As a shareholder of SonicWALL, Inc., you may contact any of our directors by writing to them by mail c/o SonicWALL, Inc., 1143 Borregas Avenue, Sunnyvale, California 94089.
          Any shareholder communications directed to our Board of Directors (other than concerns regarding questionable accounting or auditing matters directed to the Audit Committee) will first go to the General Counsel, who will log the date of receipt of the communication as well as (for non-confidential communications) the identity of the correspondent in our shareholder communications log.
          The General Counsel will forward all such original shareholder communications to our Board of Directors for review.
PROPOSAL ONE
ELECTION OF DIRECTORS
General
          The following eight persons have been nominated for election to our Board of Directors. Proxy holders will vote for the eight candidates listed below. Each director is elected annually by our shareholders and serves on our Board of Directors until the next annual meeting of shareholders or until his or her successor has been elected and qualified. All of the director nominees are incumbent directors. There are no family relationships among any of our directors or executive officers, including any of the nominees listed below. Unless otherwise instructed, the holders of proxies solicited by this Proxy Statement will vote the proxies received by them for the nominees listed below.

• Charles W. Berger	• David W. Garrison
• Charles D. Kissner	• Clark H. Masters
• Matthew Medeiros	• John C. Shoemaker
• Cary H. Thompson	• Edward F. Thompson
          Our Bylaws provide that the number of directors of SonicWALL shall not be less than five nor more than nine, with the exact number of directors within that range set by our Board of Directors. The exact number of directors is currently set at eight.
          If any nominee is unable or declines to serve as a director at the time of the annual meeting, the proxy holders will vote for a nominee designated by our current Board of Directors to fill the vacancy. At this time, we are not aware of any nominee who is unable or who will decline to serve as a director. If additional individuals are nominated for election as a director, the vote for the nominees will be determined by the proxy holders. Our Board of Directors recommends a vote “FOR” the election of each of the nominees listed above.

Officer and Director Information
          The following table gives certain information as to each person nominated for election as a director and our executive officers as of March 31, 2008:

Name	Age	Position
John C. Shoemaker (2)(4).	65	Chairman of the Board
Matthew Medeiros (4).	51	President and Chief Executive Officer and Director
Marvin C. Blough.	48	Vice President of Worldwide Sales
Frederick M. Gonzalez.	58	Vice President, General Counsel and Corporate Secretary
Robert B. Knauff.	46	Vice President, Finance, Corporate Controller and Chief Accounting Officer
Robert D. Selvi.	51	Chief Financial Officer
Charles W. Berger (1)(4).	54	Director
David W. Garrison (2)(3).	52	Director
Charles D. Kissner (1)(3)	60	Director
Clark H. Masters (2)(3).	58	Director
Cary H. Thompson (4).	51	Director
Edward F. Thompson (1).	69	Director

(1)	Member of the Audit Committee.

(2)	Member of the Compensation Committee.

(3)	Member of the Corporate Governance and Nominations Committee.

(4)	Member of the Strategic Planning Committee.
     Director Nominees
          Charles W. Berger has been a director of our company since December 2004. In April 2006, Mr. Berger was appointed president and chief executive officer of DVDPlay, a privately held early stage company in the business of design, manufacture and operation of DVD rental kiosks. He has held the position of chairman of the board of DVDPlay since 2001. Mr. Berger was president and chief executive officer of Nuance Communications, Inc., a leader in the voice automation market, from March 2003 until its acquisition by ScanSoft in September 2005. Prior to his tenure at Nuance, Mr. Berger was president and chief executive officer of Vicinity, Inc., a leading provider of locations-based technology and solutions, from December 2001 through 2002. He has also held the position of chief executive officer at AdForce from July 1997 through June 2001 and prior to that was chief executive officer at Radius, Inc. With more than 25 years experience in high technology, Mr. Berger has also held senior executive and financial roles at a range of market-leading companies including Sun Microsystems, Apple Computer, and Rolm. He also serves on the Advisory Board of Santa Clara University’s Leavey School of Business. Mr. Berger holds a Bachelors of Science degree in Business Administration from Bucknell University, where he is on the Board of Trustees, and a Masters Degree in Business Administration from Santa Clara University. Mr. Berger also serves on the board of directors of Nuance Communications, Inc. and Tier Technologies, Inc.
          David W. Garrison has served as a director of our company since January 2003. He is currently president and chief executive officer of iBahn (formerly STSN), a provider of broadband services for hotels, and has served in such position since October 2002. From 2000 to 2001, Mr. Garrison was chairman and chief executive officer of Verestar, a satellite services company, where he also served on the board of Verestar’s parent company, American Tower. From 1995 to 1998, Mr. Garrison was chairman and chief executive officer of Netcom, a pioneer Internet service provider. Mr. Garrison has served as independent director on more than a half dozen boards of private and public companies. Mr. Garrison holds a Bachelor of Science degree from Syracuse University and a Master of Business Administration degree from Harvard University.
          Charles D. Kissner has served as a director of our company since July 2000 and as Chairman of our Board of Directors from March 2003 until June 2006. Mr. Kissner serves as chairman of the board of directors of Harris Stratex Networks, Inc. Mr. Kissner served as chairman and chief executive officer of

Stratex Networks, Inc. from July 1995 through May 2000 and again from October 2001 to May 2006. In September 2006, the Microwave Communications Division of Harris Corporation combined operations with Stratex Networks to form Harris Stratex Networks. Mr. Kissner has also served as vice president and general manager of M/A-COM, Inc., a manufacturer of radio and microwave communications products, president and CEO of Aristacom International, a communications software company, and executive vice president and a director of Fujitsu Network Switching, Inc. He also held a number of executive positions at AT&T (now Alcatel-Lucent) for thirteen years. Mr. Kissner currently serves on the board of directors of Shoretel, Inc., a voice-over-IP business communications systems company. In addition to currently serving on the Santa Clara University Leavey School of Business Advisory Board, he has previously served on a number of other public, private, and not-for-profit boards. Mr. Kissner holds an MBA from Santa Clara University and a BS from California State Polytechnic University.
          Matthew Medeiros was named our President and Chief Executive Officer and appointed to our Board of Directors in March 2003. Prior to joining SonicWALL, Mr. Medeiros had served since 1998 as president and chief executive officer of Philips Components. As the chief architect of the liquid crystal display (LCD) joint venture between Philips Electronics and LG Electronics, Mr. Medeiros established Philips as a leader in flat displays. Before Philips, Mr. Medeiros was vice president and general manager for the Optical Polymers Group, and vice president of business development for the Electronic Materials division of AlliedSignal. Mr. Medeiros also has extensive background in PC manufacturing, operations and materials management following executive positions at Radius, NeXT Computer and Apple Computer. Mr. Medeiros graduated from the University of San Francisco with a bachelor’s degree in business administration in management science. Mr. Medeiros is a member of the board of directors of BRE Properties, Inc.
          Clark H. Masters has served as a director of our company since December 2007. He is currently President and CEO of Astute Networks and has over three decades of technology industry experience. Prior to joining Astute Networks, Mr. Masters was chairman and president of Sun Microsystems Federal, Inc., a wholly owned subsidiary of Sun Microsystems, and executive vice president of Global Industry Sales. In this capacity, he was responsible for worldwide government and industry sales for the Telecommunications, Education, Manufacturing, Energy, and Financial markets. Mr. Masters previously served as executive vice president and general manager of Sun’s Enterprise Systems Products Group. Before joining Sun in 1996, Mr. Masters held a number of executive positions at Cray Research including vice president and general manager, vice president of development and vice president of manufacturing of Cray Research’s Business Systems. Prior to joining Cray Research, Mr. Masters was vice president of systems engineering at Celerity Computing, which was acquired by FPS Computing in 1988, and held a number of senior positions at NCR Corporation. Mr. Masters is a member of the board of directors of Astute Networks.
          John C. Shoemaker has served as a director of our company since August 2004. Mr. Shoemaker has three decades of high-technology experience. Beginning in 1990 and continuing through June 2004, Mr. Shoemaker held various executive management positions at Sun Microsystems, including executive vice president, worldwide operations organizations, and executive vice president and general manager for its Computer Systems Division. Previously, Mr. Shoemaker served in a number of senior executive positions with the Xerox Corporation. Mr. Shoemaker received a bachelor’s degree from Hanover College, where he is currently on the Board of Trustees. He also holds a Master of Business Administration degree from Indiana University where he is a member of the School of Business Dean’s Advisory Council, the CIO Advisory Council and is the Principal Director of the Indiana University Foundation. He has also completed Ph.D. coursework at the Indiana University School of Government and has served on the boards of various private and not-for-profit entities. Mr. Shoemaker is a member of the board of directors of Altera, Inc. and Extreme Networks.

          Cary H. Thompson has served as a director of our company since January 2001. Mr. Thompson has served as senior managing director for Bear, Stearns & Co., Inc. since 1999 and is the head of Corporate Finance for Bear, Stearns’ Los Angeles office. Mr. Thompson joined Bear Stearns from Aames Financial Corporation where he served as chief executive officer from June 1996 to June 1999. Mr. Thompson received a Bachelor of Arts degree from the University of California, Berkeley, and a Juris Doctorate from the University of Southern California Law School. Mr. Thompson serves on the board of directors of Fidelity National Financial, Inc. and Fidelity National Information Systems, Inc.
          Edward F. Thompson has been a director of our company since December 2003. Prior to joining our Board of Directors, Mr. Thompson was a consultant to the Audit Committee of our Board of Directors beginning in June 2003. Mr. Thompson has served as a senior advisor to Fujitsu Limited and as a director of several Fujitsu subsidiaries or portfolio companies since 1995. From 1976 to 1994, Mr. Thompson served in a series of management positions with Amdahl Corporation including, from August 1983 to June 1994, chief financial officer and secretary of Amdahl and from October 1985 to June 1994, chief executive officer of Amdahl Capital Corporation. Mr. Thompson holds a Master of Business Administration degree in operations research from Santa Clara University and a Bachelor of Science degree in aeronautical engineering from the University of Illinois. He is also a member of the Advisory Board of Santa Clara University’s Leavey School of Business. Mr. Thompson is a member of the board of directors of Harris Stratex Networks, Inc. and ShoreTel, Inc.
     Executive Officers
          Marvin C. Blough was named our Vice President of Worldwide Sales in January 2008 and was elected as an executive officer in February 2008. Mr. Blough has held various executive sales positions at our company including Vice President, Americas and Vice President for our EMEA Sales region. Prior to joining our company, Mr. Blough was Vice President of OEM and Strategic Sales at Phobos Corporation before that company was acquired by our company in October 2000. Prior to Phobos, Mr. Blough held various sales and sales management positions at Novell, Moore Business Systems, United Technologies and Xerox Corporation. Mr. Blough holds a Bachelor of Science degree in business from Virginia Tech.
          Frederick M. Gonzalez was named Vice President and General Counsel in January 2004 and was elected Corporate Secretary in March 2004. From August 2002 until July 2003, Mr. Gonzalez was vice president and general counsel for Extreme Networks, Inc. and from May 2000 until August 2002, he was vice president and general counsel for Polycom, Inc. Prior to Polycom, Mr. Gonzalez served in various positions within the corporate legal department at Amdahl Corporation, including associate general counsel from 1994 until May 2000. Mr. Gonzalez received a Bachelor of Science degree in Chemistry, a Master of Business Administration degree and a Juris Doctor degree (summa cum laude) from Santa Clara University. He currently serves on the Board of Visitors of the Santa Clara University School of Law and on the Board of Directors of the Silicon Valley Law Foundation. He is a member of the bar in the State and Federal Courts in California and the United States Supreme Court.
          Robert B. Knauff was named our Vice President, Finance, Controller and Chief Accounting Officer in November 2003. From September 1997 until November 2003, Mr. Knauff held various management roles at Rational Software Corporation, including corporate controller. Beginning in February 2003, Mr. Knauff led the financial integration of Rational Software into IBM. Prior to joining Rational Software, Mr. Knauff held various financial management and controller positions in the high technology industry. Mr. Knauff received a Bachelor of Arts degree in business economics from the University of California, Santa Barbara, and is a Certified Public Accountant in the State of California.

          Robert D. Selvi was named our Vice President and Chief Financial Officer in January 2005. Mr. Selvi has 25 years of experience in senior financial management roles at leading technology companies. From 1992 to 1995, Mr. Selvi held the position of chief financial officer at Claris Corporation. He was also chief financial officer at Cooper & Chyan Technology from 1995 to 1997 and Artisan Components from 1997 to 1999. Most recently, Mr. Selvi served as chief financial officer of Kontiki, a private enterprise software company, from 2001 to 2004. Mr. Selvi currently serves on the board of directors of eSilicon Corporation, Sunnyvale, California, and on the Advisory Board of Santa Clara University’s Leavey School of Business. He holds a Bachelor of Science degree in Commerce and a Master of Business Administration degree, each from Santa Clara University.
Vote Required
          The affirmative vote of a plurality of votes cast at the annual meeting is required for the election of directors. A properly executed proxy marked “withhold authority” with respect to one of more directors will not be voted with respect to the director or directors indicated. Under our Corporate Governance Principles, if the number of “withhold” votes exceeds the number of votes “for” a director, that director will be elected but is required to promptly submit a letter of resignation to the Chairman of our Board of Directors for consideration by the Corporate Governance and Nominations Committee. The Corporate Governance and Nominations Committee would then recommend to our Board of Directors the action to be taken with respect to such resignation and our Board of Directors is required to act within ninety days following the certification of the shareholder vote with respect to the resignation. Abstentions and broker non-votes have no legal effect on the election of directors due to the fact that such elections are by a plurality.
Board Recommendation
          OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSED SLATE OF DIRECTORS.
PROPOSAL TWO
APPROVAL OF OUR SONICWALL, INC. 2008 EQUITY INCENTIVE PLAN
          Our Board of Directors is asking our shareholders to approve a new 2008 Equity Incentive Plan (the “2008 Plan”). Our current 1998 Stock Option Plan is set to expire in July 2008. Our Board of Directors has approved the 2008 Plan, subject to approval from our shareholders at the Annual Meeting. If our shareholders approve the 2008 Plan, it will replace our 1998 Stock Option Plan and we will make no further awards thereunder. The 1998 Stock Option Plan, however, will continue to govern awards previously granted under that plan. If our shareholders do not approve the 2008 Plan, the 1998 Stock Option Plan will remain in effect through the remainder of its term.
          Our Board of Directors believes that long-term incentive compensation programs align the interests of management, employees and our shareholders to create long-term shareholder value. Our Board of Directors believes that plans such as the 2008 Plan increase our ability to achieve this objective, especially, in the case of the 2008 Plan, by allowing for several different forms of long-term incentive awards, which our Board of Directors believes will help us to recruit, reward, motivate and retain talented personnel. The recent changes in the equity compensation accounting rules, which became effective for us in the first quarter of 2006, also make it important to have greater flexibility under our employee equity incentive plan. As a result of the new equity compensation accounting rules, competitive equity compensation practices have changed. Specifically, many of our competitors for talent now grant full-value awards, such as restricted stock units, in combination with, or in lieu of, stock options.

          Our Board of Directors believes strongly that the approval of the 2008 Plan is essential to our continued success. In particular, our Board of Directors believes that our employees are our most valuable assets and that the awards permitted under the 2008 Plan are vital to our ability to attract and retain outstanding and highly skilled individuals in the extremely competitive labor markets in which we compete. Such awards also are crucial to our ability to motivate employees to achieve our goals.
          The approval of the 2008 Plan requires the affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting.
          Our Board of Directors of directors recommends that you vote “FOR” the adoption of the 2008 Equity Incentive Plan and the number of shares reserved for issuance under the 2008 Plan.
          Our named executive officers have an interest in this proposal as they may receive awards under the 2008 Plan.
Description of the 2008 Equity Incentive Plan
          The following is a summary of the principal features of the 2008 Plan and its operation. The summary is qualified in its entirety by reference to the 2008 Plan itself set forth in Appendix A.
     General
          The 2008 Plan provides for the grant of the following types of incentive awards: (i) stock options, (ii) stock appreciation rights, (iii) restricted stock, (iv) restricted stock units, and (v) performance shares. Those who will be eligible for awards under the 2008 Plan include employees, directors and consultants who provide services to our company and its affiliates. As of April 18, 2008, approximately 727 employees, directors and consultants would be eligible to participate in the 2008 Plan.
     Number of Shares of Common Stock Available Under the 2008 Plan
          Our Board of Directors has reserved eight hundred thousand (800,000) shares of our common stock for issuance under the 2008 Plan, plus up to five million (5,000,000) shares subject to stock options or similar awards granted under the 1998 Stock Option Plan that expire or otherwise terminate without having been exercised in full and shares issued pursuant to awards granted under the 1998 Stock Option Plan that are forfeited to us or that we repurchase. These shares may be authorized, but unissued, or reacquired common stock. As of the date of this proxy statement, no awards have been granted under the 2008 Plan. As of April 18, 2008, 2,648,166 shares remain available for issuance under our 1998 Stock Option Plan.
     Burn Rate Policy
          Upon approval of this proposal by our shareholders, our Board of Directors shall adopt a burn rate policy. The burn rate policy is intended to limit the number of shares of our common stock that we may use for equity compensation over our next three fiscal years to current industry norms.
          During this three year period, beginning with our 2008 fiscal year and ending with our 2010 fiscal year, our burn rate policy will require us to limit the number of shares that we grant subject to stock awards over the three year period to an annual average of 6.11% of our outstanding common stock, which is equal to the median burn rate plus one standard deviation for the 2008 calendar year for Russell 3000 companies in our Global Industry Classification Standards Peer Group (4510 Software & Services), as published by Institutional Shareholder Services in 2007. Our annual burn rate will be calculated as the number of shares subject to stock awards (including stock options, stock appreciation rights, restricted stock, restricted stock units and performance shares) granted during our fiscal year divided by our weighted average outstanding common stock, measured as of the last day of each fiscal year, both as reported in our periodic filings with the SEC. Awards that are settled in cash, awards sold under our employee stock purchase plan and awards assumed in acquisitions will be excluded from our burn rate calculation. For purposes of our calculation, each share subject to a full value award (i.e., restricted stock, restricted stock units and performance shares) will be counted as more than one share on the following schedule: (i) 1.5 shares if our annual common stock price volatility is 54.6% or higher; (ii) 2 shares if our annual common stock price volatility is between 36.1% and 54.6%; (iii) 2.5 shares if our annual common stock price volatility is between 24.9% and 36.1%; (iv) 3.0 shares if our annual common stock price volatility is between 16.5% and 24.9%; (v) 3.5 shares if our annual common stock price volatility is between 7.9% and 16.5%; and (vi) 4 shares if our annual common stock price volatility is less than or equal to 7.9%.
     Changes in Capitalization
          If we declare a dividend or other distribution or engage in a recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of our shares or other securities, or other change in our corporate structure affecting our common stock, the plan administrator will adjust the number and class of shares that may be delivered under the 2008 Plan, the number, class, and price of shares covered by each outstanding award, and the numerical per-person limits on awards.

     2008 Plan Administration
          Our Board of Directors, or a committee of directors or of other individuals satisfying applicable laws and appointed by our Board of Directors, will administer the 2008 Plan. To make grants to certain of our officers and key employees, the members of the committee must qualify as “non-employee directors” under Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as “outside directors” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), so that we can receive a federal tax deduction for certain compensation paid under the 2008 Plan. Subject to the terms of the 2008 Plan, the plan administrator has the sole discretion to select the employees, consultants, and directors who will receive awards, determine the terms and conditions of awards, and to interpret the provisions of the 2008 Plan and outstanding awards.
     Options
          The plan administrator is able to grant nonstatutory stock options and incentive stock options under the 2008 Plan.
          The plan administrator determines the exercise price of options granted under the 2008 Plan, provided the exercise price must be at least equal to the fair market value of our common stock on the date of grant. In addition, the exercise price of an incentive stock option granted to any participant who owns more than 10% of the total voting power of all classes of our outstanding stock must be at least 110% of the fair market value of the common stock on the grant date. The exercise price of an option may not be reduced without the consent of our shareholders, and includes any repricing of an option as well as an option exchange program whereby the participant agrees to cancel an existing option in exchange for an option, stock appreciation right or other award.
          The term of an option may not exceed seven years, except that, with respect to any participant who owns 10% of the voting power of all classes of our outstanding capital stock, the term of an incentive stock option may not exceed five years.
          After a termination of service with SonicWALL, a participant will be able to exercise the vested portion of his or her option for the period of time stated in the award agreement. If no such period of time is stated in the participant’s award agreement, the participant will generally be able to exercise his or her option for (i) three months following his or her termination for reasons other than death or disability, and (ii) twelve months following his or her termination due to death or disability. In no event may an option be exercised later than the expiration of its term.
     Stock Appreciation Rights
          The plan administrator will be able to grant stock appreciation rights, which are the rights to receive the appreciation in fair market value of common stock between the exercise date and the date of grant. We can pay the appreciation in either cash or shares of common stock, as specified in the award agreement. Stock appreciation rights will become exercisable at the times and on the terms established by the plan administrator, subject to the terms of the 2008 Plan. The plan administrator, subject to the terms of the 2008 Plan, will have complete discretion to determine the terms and conditions of stock appreciation rights granted under the 2008 Plan; provided, however, that the exercise price may not be less than 100% of the fair market value of a share on the date of grant. The term of a stock appreciation right may not exceed seven years.
          After termination of service with SonicWALL, a participant will be able to exercise the vested portion of his or her stock appreciation right for the period of time stated in the award agreement. If no such period of time is stated in a participant’s award agreement, a participant will generally be able to exercise his or her stock appreciation right for (i) three months following his or her termination for reasons other than death or disability, and (ii) twelve months following his or her termination due to death or disability. In no event will a stock appreciation right be exercised later than the expiration of its term.
     Restricted Stock
          Awards of restricted stock are rights to acquire or purchase shares of our common stock, which vest in accordance with the terms and conditions established by the plan administrator in its sole discretion. For example, the plan administrator may set restrictions based on the achievement of specific performance goals. The award agreement will generally grant us a right to repurchase or reacquire the shares upon the termination of the participant’s service with SonicWALL for any reason (including death or disability).
     Restricted Stock Units
          Awards of restricted stock units result in a payment to a participant only if the vesting criteria the plan administrator establishes is satisfied. For example, the plan administrator may set restrictions based on continued service. Once the participant has satisfied the applicable vesting criteria, he or she will be entitled to the payout specified in the award agreement. Notwithstanding the foregoing, at any time after the grant of restricted stock units, the plan administrator may reduce or waive any vesting criteria required to receive a payout. The plan administrator, in its sole discretion, may pay earned restricted stock units in cash, shares, or a combination thereof, as specified in the award agreement. Restricted stock units that are fully paid in cash will not reduce the number of shares available for grant under the 2008 Plan. On the date set forth in the award agreement, all unearned restricted stock units will be forfeited to us.
     Performance Shares
          The plan administrator will be able to grant performance shares, which are awards that will result in a payment of shares to a participant only if he or she meets the performance goals or other vesting criteria the plan administrator may establish or if the awards otherwise vest. The plan administrator will establish performance or other vesting criteria in its discretion, which, depending on the extent to which they are met, will determine the number of performance shares to be paid out to participants. Notwithstanding the foregoing, after the grant of performance shares, the plan administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such performance shares. Performance shares will have an initial value equal to the fair market value of a share of our common stock on the grant date.
     Annual Award Limits
          The plan administrator determines the number and type of awards granted to any participant, subject to the following limits. During any fiscal year, no participant will receive (i) more than two million (2,000,000) shares of restricted stock, restricted stock units and performance shares, and (ii) stock appreciation rights and stock options covering more than five million (5,000,000) shares.
     Performance Goals
          Awards of restricted stock, restricted stock units and performance shares under the 2008 Plan may be made subject to the attainment of one or more of the following performance goals that may include, but not be limited to, the following: (a) earnings per share, (b) operating cash flow, (c) operating income, (d) profit, (e) return on assets, (f) return on equity, (g) return on sales, (h) revenue, (i) stock price, (j) growth in shareholder value relative to the moving average of the S&P 500 Index or another index, (k) gross margin,

(l) operating expenses or operating expenses as a percentage of revenue, (m) earnings (which may include earnings before interest and taxes, earnings before taxes and net earnings), (n) return on capital, (o) return on assets or net assets, (p) return on investment, (q) operating margin, (r) market share, (s) contract awards or backlog, (t) overhead or other expense reduction, (u) objective customer indicators, (v) new product invention or innovation, (w) attainment of research and development milestones, and (x) total shareholder return. Any performance goals may be used to measure the performance of SonicWALL or any subsidiary or other business unit or segment of SonicWALL and may be measured relative to a peer group or index. Any performance goals may be measured (i) in absolute terms, (ii) against other companies, or (iii) on a pre-tax or post-tax basis. In establishing the performance goals, the plan administrator shall determine whether to determine such goal in accordance with United States Generally Accepted Accounting Principles (“GAAP”) or to exclude any items otherwise includable under GAAP.
     Transferability of Awards
          Awards granted under the 2008 Plan are generally not transferable, and all rights with respect to an award granted to a participant generally will be available during a participant’s lifetime only to the participant. Further, in no event may an award be transferred to a third party for value.
     Change of Control
          In the event of a change of control of SonicWALL, each outstanding award will be treated as the plan administrator determines, including, without limitation, whether each award will be assumed or an equivalent option or right substituted by the successor corporation or a parent or subsidiary of the successor corporation. The plan administrator will not be required to treat all awards similarly in the transaction.
          In the event that the successor corporation, or the parent or subsidiary of the successor corporation, refuses to assume or substitute for the award, the participant will fully vest in and have the right to exercise all of his or her outstanding options or stock appreciation rights, including shares as to which such awards would not otherwise be vested or exercisable, all restrictions on restricted stock will lapse, and, with respect to restricted stock units and performance shares, all performance goals or other vesting criteria will be deemed achieved at target levels and all other terms and conditions met. In addition, if an option or stock appreciation right becomes fully vested and exercisable in lieu of assumption or substitution in the event of a change of control, the plan administrator will notify the participant in writing or electronically that the option or stock appreciation right will be fully vested and exercisable for a period of time determined by the plan administrator in its sole discretion (but not longer than the original full term), and the option or stock appreciation right will terminate on the expiration of such period.
     Amendment and Termination of the 2008 Plan
          The plan administrator will have the authority to amend, alter, suspend or terminate the 2008 Plan, except that shareholder approval will be required for any amendment to the 2008 Plan to the extent required by any applicable laws. No amendment, alteration, suspension or termination of the 2008 Plan will impair the rights of any participant, unless mutually agreed otherwise between the participant and the plan administrator in writing and signed by the participant and our company. The 2008 Plan will terminate in 2018, unless our Board terminates it earlier.

Number of Awards Granted to Employees, Consultants, and Directors
          Subject to the annual numerical limits, the number of awards that an employee, director or consultant may receive under the 2008 Plan is in the discretion of the plan administrator and therefore cannot be determined in advance. The following table sets forth (i) the aggregate number of shares of common stock subject to options granted under the 1998 Stock Option Plan during fiscal year 2007, and (ii) the average per share exercise price of such options. We did not grant any other types of awards under the 1998 Stock Option Plan during fiscal year 2007.

	Number of Options	Average Per Share
Name of Individual or Group	Granted	Exercise Price
All executive officers, as a group	400,000	$8.78
All directors who are not executive officers, as a group	140,000	$8.33
All employees who are not executive officers, as a group	2,755,880	$8.90
Total:	3,295,880	$8.89
Federal Tax Aspects
          The following is a summary of the general federal income tax consequences to U.S. taxpayers and SonicWALL of awards granted under the 2008 Plan. Tax consequences for any particular individual may be different.
     Nonstatutory Stock Options
          No taxable income is reportable when we grant a nonstatutory stock option with an exercise price equal to the fair market value of the underlying stock on the date of grant. On exercise, the participant will recognize ordinary income in an amount equal to the excess of the fair market value (on the exercise date) of the shares purchased over the exercise price of the option. Any taxable income recognized in connection with an option exercise by one of our employees is subject to tax withholding by us. Any additional gain or loss recognized on any later disposition of the shares would be capital gain or loss.
     Incentive Stock Options
          No taxable income is reportable when an incentive stock option is granted or exercised (except for purposes of the alternative minimum tax, in which case taxation is generally the same as for nonstatutory stock options). If the participant exercises the option and then later sells or otherwise disposes of the shares more than two years after the grant date and more than one year after the exercise date, the difference between the sale price and the exercise price will be taxed as capital gain or loss. If the participant exercises the option and then later sells or otherwise disposes of the shares before the end of the two- or one-year holding periods described above, he or she generally will have ordinary income at the time of the sale equal to the fair market value of the shares on the exercise date (or the sale price, if less) minus the exercise price of the option.
     Stock Appreciation Rights
          No taxable income is reportable when we grant a stock appreciation right with an exercise price equal to the fair market value of the underlying stock on the date of grant. On exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received or the fair market value of any shares received. Any additional gain or loss recognized on any later disposition of the shares would be capital gain or loss.
     Restricted Stock, Restricted Stock Units and Performance Shares
          A participant generally will not have taxable income at the time we grant an award of restricted stock, restricted stock units or performance shares. Instead, he or she will generally recognize ordinary income upon vesting and settlement of the award. However, the recipient of a restricted stock award may elect to recognize income at the time he or she receives the award in an amount equal to the fair market value of the shares underlying the award (less any cash paid for the shares) on the date we grant the award.
     Tax Effect for our Company
          We generally will be entitled to a tax deduction in connection with an award under the 2008 Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option). Special rules limit the deductibility of compensation paid to our chief executive officer and to certain other executives. Under Section 162(m) of the Code, the annual compensation we pay to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000. However, we can preserve the deductibility of certain compensation in excess of $1,000,000 if the conditions of Section 162(m) are met. These conditions include shareholder approval of the 2008 Plan, setting limits on the number of awards that any individual may receive and for awards other than certain stock options and stock appreciation rights, establishing performance criteria that must be met before the award actually will vest or be paid. The 2008 Plan has been designed to permit the plan administrator to grant awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m), thereby permitting us to continue to receive a federal income tax deduction in connection with such awards.
     Section 409A
          Section 409A of the Code, which was added by the American Jobs Creation Act of 2004, provides certain new requirements on non-qualified deferred compensation arrangements. These include new requirements with respect to an individual’s election to defer compensation and the individual’s selection of the timing and form of distribution of the deferred compensation. Section 409A also generally provides that distributions must be made on or following the occurrence of certain events (e.g., the individual’s separation from service, a predetermined date, or the individual’s death). Section 409A imposes restrictions on an individual’s ability to change his or her distribution timing or form after the compensation has been deferred. For certain individuals who are officers, Section 409A may require that such individual’s distribution commence no earlier than six months after such officer’s separation from service.
Awards granted under the 2008 Plan with a deferral feature will be subject to the requirements of Section 409A
     If an award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award will recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as possible interest charges and penalties. Certain states have enacted laws similar to Section 409A that impose additional taxes, interest and penalties on non-qualified deferred compensation arrangements. We will also have reporting, and in some instances withholding, requirements with respect to such amounts.
          THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION ON PARTICIPANTS AND SONICWALL WITH RESPECT TO THE GRANT AND EXERCISE OF AWARDS UNDER THE 2008 PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.
Board Recommendation
          OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF PROPOSAL TWO.
PROPOSAL THREE
RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
          Our Board of Directors has selected Armanino McKenna LLP as our independent auditors for the fiscal year ending December 31, 2008 and has further directed that management submit the selection of auditors for ratification by our shareholders at the 2008 Annual Meeting. Before making the selection, the Audit Committee carefully considered the qualifications of Armanino McKenna LLP as independent auditors. This included a review of the qualifications of the engagement team, the quality control procedures the firm has established, and any issues raised by the most recent quality control review of the firm, as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee’s review also included matters required to be considered under the SEC’s Rules on Auditor Independence, including the nature and extent of non-audit services. The Audit Committee expressed its satisfaction with Armanino McKenna LLP in all of these respects. In connection with the audit of our 2008 financial statements, we entered into an engagement agreement with Armanino McKenna LLP, dated April 17, 2008, which set forth the terms by which Armanino McKenna LLP would perform audit services for our company. That agreement is subject to alternative dispute resolution procedures and an exclusion of punitive damages.
          On July 1, 2005, the Audit Committee originally appointed Armanino McKenna LLP as the independent auditors for our company. Representatives of Armanino McKenna LLP are expected to be present at the annual meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.
          Selection of our company’s independent auditors is not required by our Bylaws or otherwise to be submitted to a vote of the shareholders of our company for ratification. In addition, the Sarbanes-Oxley Act of 2002 requires the Audit Committee of our Board of Directors to be directly responsible for the appointment, compensation and oversight of the audit work of our independent auditors. However, our Board of Directors is submitting the selection of Armanino McKenna LLP to our shareholders for ratification as a matter of good corporate practice. If our shareholders fail to ratify the selection, the Audit Committee will reconsider whether to retain Armanino McKenna LLP, and may retain that firm or another without re-submitting the matter to our shareholders. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in the best interests of our company and our shareholders.

Audit and Non-Audit Fees
          The following table sets forth fees for services from PricewaterhouseCoopers LLP and Armanino McKenna LLP provided during fiscal years 2007 and 2006:

	2007	2006
Audit fees (1)	$1,051,318		$913,405
Audit-related fees.	$—		$—
Tax fees	$—		$—
All other fees	$—		$—

		$
Total	$1,051,318		913,405

(1)	Represents fees for professional services provided in connection with the audit of our annual financial statements and review of our quarterly financial statements, advice on accounting matters that arose during the audit and audit services provided in connection with other statutory or regulatory filings and the acquisition of Aventail, Inc. in July 2007 and MailFrontier, Inc. in February 2006.
          In accordance with its charter, the Audit Committee approves in advance all audit and non-audit services to be provided by the independent accountants. During fiscal year 2007, all of the services provided by Armanino McKenna LLP were audit services and were pre-approved by the Audit Committee in accordance with this policy.
Vote Required
          If a quorum is present, the affirmative vote of a majority of the shares present and entitled to vote at the annual meeting will be required to ratify the selection of Armanino McKenna LLP as our independent auditors. Abstentions will have the effect of a vote “against” the ratification of Armanino McKenna LLP as our independent auditors. Broker non-votes will have no effect on the outcome of the vote.
Board Recommendation
          OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF PROPOSAL THREE.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
          To our knowledge, the following table sets forth certain information with respect to beneficial ownership of our common stock, as of March 31, 2008, for:
•	each person who we know beneficially owns more than 5% of our common stock;

•	each of our directors and director nominees;

•	each of our named executive officers; and

•	all of our current directors and executive officers as a group.
          Unless otherwise indicated, each of the following shareholders can be reached at or care of our principal offices at 1143 Borregas Avenue, Sunnyvale, California 94089.

	Number of
	Shares of	Percentage of
	Common Stock	Shares of
	Beneficially	Common Stock
Name	Owned (1)	Outstanding
5% Shareholders:
BlackRock, Inc. (2)	5,189,708	8.8%
Dimensional Fund Advisors LP (3).	4,612,594	7.8%

Directors and Executive Officers:
Matthew Medeiros (4)	2,699,459	4.4%
Robert D. Selvi (5)	526,038	*
Charles D. Kissner (6)	249,583	*
Robert B. Knauff (7)	210,544	*
Cary H. Thompson (8)	174,583	*
Frederick M. Gonzalez (9)	129,724	*
John C. Shoemaker (10)	115,000	*
David W. Garrison (11)	107,083	*
Edward F. Thompson (12)	104,583	*
Charles W. Berger (13)	65,000	*
Clark H. Masters	0	*
John D. DiLullo	0	*
All directors and current executive officers as a group (12 persons) (14)	4,780,489	7.5%

*	Represents less than 1%.

(1)	Percentage of beneficial ownership is based on 59,113,501 shares of our common stock outstanding as of March 31, 2008, together with option shares that may be exercised within sixty days of March 31, 2008 (“Vested Options”). Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Except as indicated by footnote, and subject to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all shares of common stock shown held by them. Vested Options are deemed outstanding for computing the percentage ownership of the person holding the option, but are not deemed outstanding for purposes of computing the percentage ownership of any other person.

(2)	The number of shares beneficially owned is as reported in a Schedule 13G/A filed by BlackRock, Inc. with the SEC on February 8, 2008. As set forth in such Schedule 13G/A, BlackRock, Inc. is a parent holding company for the following investment management subsidiaries and shares voting and dispositive power over 5,382,882 shares held by such subsidiaries: BlackRock Advisors LLC, BlackRock Capital Management, Inc., BlackRock Investment Management LLC, BlackRock Japan Co. Ltd. and State Street Research & Management Co. The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

(3)	The number of shares beneficially owned is as reported in a Schedule 13G/A filed by Dimensional Fund Advisors LP with the SEC on February 6, 2008. As set forth in such Schedule 13G/A, Dimensional Fund Advisors LP serves as an investment advisor or manager to various companies, trusts and accounts which own the securities. Though it holds sole voting and dispositive power over such securities, Dimensional Fund Advisors LP disclaims beneficial ownership of the securities. The address of Dimensional Fund Advisors LP is 1299 Ocean Avenue, Santa Monica, CA 90401.

(4)	Includes 2,684,459 Vested Options.

(5)	Represents 526,038 Vested Options.

(6)	Represents 249,583 Vested Options.

(7)	Represents 210,544 Vested Options.

(8)	Represents 174,583 Vested Options.

(9)	Represents 129,724 Vested Options.

(10)	Includes 65,000 Vested Options.

(11)	Includes 104,583 Vested Options.

(12)	Represents 104,583 Vested Options.

(13)	Represents 65,000 Vested Options.

(14)	Includes an aggregate of 4,712,989 Vested Options.

EXECUTIVE COMPENSATION AND RELATED INFORMATION
Compensation Discussion and Analysis
          Compensation Program Objectives and Policies
               Overall Program Objectives
          The Committee believes that the best way to serve our shareholders is to create a competitive compensation program having the following principal objectives:
•	Attract, reward and retain executive officers and other key employees in a highly competitive market for talent;

•	Base a significant portion of compensation on performance to motivate these individuals to achieve short and long term corporate goals designed to enhance shareholder value; and

•	Support our company’s business strategy and business plan.
          Our philosophy in setting the compensation policies for named executive officers and other key employees is to maximize shareholder value over time and to link pay to performance. In furtherance of this philosophy, the Compensation Committee (the “Committee”) of the Board of Directors reviews the performance of the named executive officers (“NEO’s”), as well as other members of senior management, on a periodic basis throughout the fiscal year. The Committee believes that executive compensation should be directly linked to continuous improvement in corporate performance and increases in shareholder value and has developed the following guidelines to develop executive compensation programs and setting compensation levels for executives:
•	Provide a total compensation package that is flexible, enables our company to attract and retain key executive talent, minimize unwanted turnover and motivate outstanding performance, taking into consideration the compensation practices of a group of specifically identified peer companies;

•	Align all pay programs with our annual and long-range operating plans, business strategies and objectives;

•	Provide variable compensation opportunities that are linked to our performance and that align the financial interests of executives with those of shareholders; and

•	Consider the importance of the executives to our company and the relative levels of compensation for other executives at our company.
          These policies guide the Committee in assessing the appropriate allocation between base salary, incentive compensation and equity compensation.
          Role and Authority of the Compensation Committee
          The Committee oversees the executive compensation programs of our company and is comprised entirely of independent directors as determined under applicable NASDAQ and SEC rules.

          In 2007, the members of the Committee were David W. Garrison (Chair), John C. Shoemaker and Keyur A. Patel. Mr. Patel resigned from the Board and the Committee in August 2007. On February 5, 2008, Clark H. Masters was appointed to the Committee, replacing Mr. Patel.
          The Committee operates under a written charter adopted by the Board. A copy of the charter is available on our company’s website at www.sonicwall.com under the tab Company-Corporate Governance. Under the terms of the charter, the fundamental responsibilities of the Committee include the review and approval of:
•	Our company’s overall compensation and benefits philosophy and strategy, the strategy for recruiting, retaining and developing top talent, and the alignment of plans and programs with such philosophy and strategy;

•	Our company’s incentive plans, for both executive and non-executive employees, and aligning them with our company’s compensation strategy and objectives;

•	The terms and conditions of our company’s stock plans;

•	The granting of stock options and other discretionary awards under our company’s equity incentive plans to eligible employees;

•	The compensation payable to our chief executive officer, and other senior members of management as the Committee deems appropriate, including base salary , the implementation and administration of incentive compensation programs, and any awards from our company’s stock plans; and

•	The terms and conditions of employment agreements, severance agreements, change of control agreements and other contractual agreements with certain senior members of management.
          The responsibilities of the Committee have not been delegated to any person or sub-committee for any purpose including the granting of stock options or other equity awards.
               Stock Ownership Guidelines
          The Committee believes that it is in the best interest of our shareholders for our NEOs, the members of the Board, and other members of senior management of our company to own our stock. The Board has considered, but has not yet adopted, formalized stock ownership guidelines for any employees of our company, or the Board. The Board may, in its discretion, adopt such guidelines in the future.
               Compensation Recovery
          The Committee has not adopted a policy regarding the adjustment or recovery of awards under our company’s annual incentive compensation programs if the relevant performance measurements are restated or otherwise adjusted in a manner that would reduce the size of the award or payment. The Committee reserves the right in its discretion to adopt such a policy in the future.
               Release of Material Non-Public Information
          Our company does not release material non-public information for the purpose of affecting the value of executive compensation and we do not adjust the timing of equity awards in an attempt to take advantage of material non-public information recently released or about to be released. The policy of the Committee is intended to minimize to the greatest extent possible any connection between the timing of the release of material non-public information and the value of executive compensation. We recognize, however, that we may be legally required to disclose material information about our company or our securities at a time when the disclosure could affect the value of equity awards that have just been granted or are about to be granted.
               Policy Regarding the Granting of Stock Options
          In August 2006, the Committee adopted a formalized policy regarding the granting of stock options to all employees. Under the terms of the policy, stock option grants to employees of our company are made in accordance with the following:
•	All stock option grants are authorized by the Committee at a regular or special meeting of the Committee; the granting of stock options by written consent in lieu of a meeting is not authorized under the policy;

•	The Committee meets regularly during the first full week of each calendar month for the purpose of authorizing the granting of options, including to newly hired employees and existing employees receiving annual performance related stock option grants;

•	Grants of stock options to NEOs may not be made at times when trading in our company’s stock is prohibited pursuant to our company’s Insider Trading Compliance Policy;

•	Grants of stock options to employees shall be within established grant guidelines for the particular job grade as determined by our company with the approval of the Committee and the Committee must approve all deviations from such established grant guidelines; and

•	The exercise price of each option granted pursuant to the policy shall be equal to the closing price of our company’s common stock on the NASDAQ Stock Market on the date of the meeting of the Committee authorizing such option grant, as such price is reported by Yahoo! Finance at http://finance.yahoo.com.
          The period during which trading is prohibited pursuant to our company’s Insider Trading Compliance Policy begins on the fifteenth day of the third month of each fiscal quarter and ends at the opening of the market on the third business day after we publicly release earnings results for that quarter. The goal of the policy relating to stock option grants to NEOs is to minimize the chance that such grants are made on a date when such NEOs may be aware of material non-public information about us or our securities. If our shareholders approve our 2008 Equity Incentive Plan as set forth in Proposal Two, we expect to apply the same policy to awards granted under such plan.
               Policy with Respect to the $1 Million Deduction Limit
          Our company generally seeks to maximize the deductibility for tax purposes of all elements of compensation. We review compensation plans in light of applicable tax provisions, including Section 162(m) of the Code which generally disallows a tax deduction to public companies for non-qualifying compensation in excess of $1,000,000 paid to a person in any fiscal year, and may revise compensation plans to maximize deductibility, although deductibility will be only one among a number of factors considered in determining appropriate levels or modes of compensation. The Committee believes that shareholder interests are best served by not restricting the Committee’s discretion and flexibility in crafting compensation programs, even though such programs may result in certain non-deductible compensation expenses. The Committee may approve elements of compensation that are not fully deductible, and reserves the right to do so when the Committee deems such plans to be in the best interest of our company.
               Policy Regarding Internal Equity
          The Committee believes that internal equity is an important factor in establishing compensation for NEOs and other members of senior management of our company. Although we have not established a formal policy regarding the ratio of total compensation of our chief executive officer to that of the other NEOs, or other members of senior management of our company, the Committee reviews on a periodic basis the relative levels of compensation granted to different levels of senior management. In this review, the Committee considers the importance of the position, the performance of the individual, the compensation levels of our peer group for the same or similar positions and relative compensation to other members of senior management.
          Role of Compensation Consultant
          The Committee is authorized to engage its own independent advisors to assist in carrying out its responsibilities and our company is obligated to pay such advisors.
          In its process for deciding how to compensate members of senior management, including the NEOs         , the Committee considers the competitive market data provided by its independent compensation consultant. The Committee engaged Radford Survey + Consulting (“Radford”) to be the independent compensation consultant to the Committee. The Committee determined that
          Radford was independent because our company, other than subscribing to the Radford Benchmark/Executive Survey High-Tech Report, does not retain Radford for any other compensation engagements and the fees associated with this engagement do not constitute a large percentage of the total business of Radford.
          Radford’s engagement with our company includes reviewing and advising on all principal aspects of senior management compensation, including base salary, incentive compensation and equity awards. Radford provides analyses and recommendations designed to inform the Committee’s decisions, but does not decide or approve any compensation actions. Radford’s responsibilities include:
•	Gathering and analyzing publicly available proxy data for the peer group (described below) and other data obtained from public survey information; and

•	Analyzing pay survey data and analysis provided by management.
          In the course of fulfilling its consulting responsibilities, Radford meets with the Committee without management present. Radford also reviews proposals that management makes to the Committee and reports its findings to the Committee and not to management.
          During 2007, management and the Committee also engaged Compensia, Inc. (“Compensia”) to review and advise the Committee and management regarding the design of equity based compensation programs. The Committee does not consider Compensia to be independent since they provide other services to our company and receive compensation from our company for those services.
          Role of the Chief Executive Officer and Management in Compensation Decisions
          The Committee may invite members of our company’s management team to attend its meetings and did so for all of the Committee’s regular meetings and some of its special meetings during fiscal year 2007. Mr. Medeiros, our Chief Executive Officer, attends most of the meetings of the Committee, and the Committee also regularly holds executive sessions not attended by any members of management. The Committee discusses Mr. Medeiros’s compensation package with him and then makes decisions, or recommendations to the Board, with respect to Mr. Medeiros’s compensation outside of his presence.

          Mr. Medeiros plays an important role in the compensation setting process in assessing the performance of his entire senior management team (other than himself) and participating in the recommendation process. The most significant aspects of his role are: evaluation of NEO and other senior management performance (other than himself), establishment of specific operational goals within the areas under the control of each member of senior management; and the recommendation of salary levels, annual incentive compensation payouts and option awards.
          At each regular quarterly meeting of the Committee, Mr. Medeiros provides the Committee with an update of the performance of senior management against a defined set of operational objectives established at the beginning of the fiscal year. These performance parameters are a mix of intra-functional and cross-functional objectives with inter-dependencies of each objective clearly delineated. As part of its executive sessions, the recommendations of Mr. Medeiros are considered by the Committee. The Committee believes that Mr. Medeiros provides valuable perspective in making these performance assessments. The Committee members also consider their own direct contact and observation of senior management, including the NEOs, as part of this evaluation.
          Peer Group Companies
          In analyzing our executive compensation program, the Committee compares certain aspects of executive compensation, such as base salary, incentive compensation programs, and long-term equity incentives, to those provided by our company’s peer group. The Committee believes that information regarding executive compensation practices at other companies provides a benchmark to validate that our practices are competitive in the marketplace. This marketplace information is one of many factors the Committee considers in assessing the reasonableness of executive compensation. Companies comprising the peer group are viewed by the Committee as being competitors for executive talent as well as companies with the size and scope that are similar to our company’s as measured by market capitalization and revenue and have executive positions similar in breadth and scope to our executive positions. The fiscal year 2007 peer group consisted of the following companies:

Extreme Networks	Packeteer

Secure Computing	Blue Coat Systems

Entrust	F5 Networks

Foundry Networks	Netgear

Netscout Systems	Zhone Technologies

WebSense
          Five of the companies that comprised our fiscal year 2006 peer group, NetIQ, Internet Security Systems, Safenet, RSA Security and WatchGuard Technologies, are no longer publicly traded companies. Three companies, Cisco Systems, Juniper Networks and McAfee, who compete for executive talent in the geographic area in which we are located but have substantially higher market capitalizations and revenue than our company, were removed from the peer group as part of the Committee’s reevaluation process.
          Data on the compensation practices of our peer group is gathered through searches of publicly available information, including proxy statements. Due to limited availability of salary information in proxy statements for positions other than chief executive officer and chief financial officer, the Committee relies on a combination of public information and market survey sources for positions other than CEO and CFO.
          Our company relies on various compensation surveys published by independent data sources including various Radford High Technology Surveys, the IPAS international employee survey for cash compensation, and the Buck Consultants Global Long-Term Incentive Practices Survey for equity compensation.
          Although no single company included in the peer group is exactly comparable to our company in every respect, the Committee believes that the peer group, taken as a whole, provides a valid reference point for the range of competitive pay. The Committee intends to update the peer group on a periodic basis. The specific companies included in the peer group may change based upon market capitalization, revenue, relevance to the marketplace or other pertinent factors.
          Summary of Compensation Philosophy
          Our compensation philosophy is guided by the principles that pay should be performance based, market driven and enhance our ability to attract and retain top talent for similar positions relative to compensation paid by companies in our peer group. A broad range of facts and circumstances is considered in exercising our judgment in setting executive compensation. Among the factors considered for members of senior management generally, and for the NEOs in particular, are market competitiveness, company performance, internal equity, past practice, individual experience and individual performance. The weight given each factor may differ from year to year, and may differ among individual NEOs in any particular year.
          The Committee believes that compensation paid to executive officers and other members of senior management should be closely aligned with our company’s performance, linked to specific, measurable results with the objective of improving shareholder value, and that total compensation must attract, motivate and retain talented members of senior management responsible for the success of our company. These principles guide compensation related decisions in the following ways:
•	A substantial portion of senior management compensation, including the compensation of the NEOs, is contingent on, and variable with, achieving a mix of objective and subjective corporate and individual performance objectives.

•	Total compensation is higher for individuals with greater responsibility and greater ability to influence our company’s achievement of targeted performance results.

•	As position and responsibility increases, a greater portion of total compensation is performance based and is contingent on the achievement of established corporate and individual performance objectives.

•	Equity based compensation is higher for persons with higher levels of responsibility, making a significant portion of their total compensation dependent on long-term stock appreciation.

          Elements of Compensation
          We compensate our senior management, including our NEOs, through a mix of base salary, incentive compensation and equity compensation. Our compensation elements are designed to fulfill one or more of our performance, alignment and retention objectives. The targeted cash compensation mix between base salary and incentive compensation varies depending on level:

	Base Salary	Incentive Compensation
Chief Executive Officer	50%	50%
World Wide Sales Vice President	50%	50%
Other NEOs	67%	33%
          Our allocation goal with respect to cash compensation is not applied rigidly. We use these goals as another tool to assess an executive’s total pay opportunities and whether we have established the appropriate incentives to accomplish our compensation objectives.
          The Committee reviews executive compensation guidelines with the assistance of its independent compensation consultant, Radford Consulting + Surveys (“Radford Consulting”). When considering the appropriate allocation of equity compensation to total compensation, the Committee first considers target cash compensation to come from salary and incentive compensation and then considers the level of achievement of certain performance objectives established for that executive at the commencement of the calendar year. Our goal is to target total cash compensation at approximately the 60th percentile for high technology companies as reflected in the compensation surveys and our peer group of companies. If the 2008 Equity Incentive Plan set forth in Proposal Two is approved by shareholders, we expect that the Committee will consider granting other awards in addition to, or in lieu of, stock options.
          Our company’s 1998 Stock Option Plan permits the grant of stock options but does not permit the grant of stock appreciation rights, restricted shares, restricted stock units, performance shares or other stock based awards. Therefore, the Committee’s analysis of appropriate equity compensation is limited to the granting of stock options. In light of this limitation, the Committee has established a target range for equity compensation for our NEOs and other members of senior management as between the 60th and 75th percentile for high technology companies as reflected in the compensation surveys and our peer group of companies.
          Consistent with our overall compensation philosophy, the Committee believes that compensation of our most senior levels of management, the levels of management having the greatest ability to influence the performance of our company, should be more heavily performance based while other employees should receive a greater portion of their compensation in base salary.
          We believe that this combination of programs provides an appropriate mix of fixed and variable compensation, balances short-term operational performance with long-term shareholder value, and encourages executive recruitment and retention.
Base Salary
          The objective of base salary is to provide fixed compensation to an individual that reflects his or her job responsibilities, experience, value to our company and demonstrated performance. The Committee believes that base salary is a critical element of executive compensation because it provides our senior management with a level of cash compensation that facilitates our ability to attract, retain and equitably award our executives. Our goal is to target base salary at approximately the 60th percentile of our peer group. We currently expect to continue targeting base salary at this level. Base salaries have varied from the 60th percentile target because the Committee also considers other factors in determining base salaries. These other factors may include: qualifications and experience, job performance, scope of responsibility, future potential, the goals and objectives established for the executive, the executive’s time in his or her position, competitive pressures to attract and retain talent, and market conditions generally.

          For NEOs other than our chief executive officer and for other members of senior management, one additional factor the Committee considers is the recommendation of our chief executive officer.
          The following table identifies actions taken during fiscal year 2007 with respect to base salaries of the NEOs.

Named Executive Officer	Action Taken

Matthew Medeiros	None; maintain at $450,000

Robert D. Selvi	None; maintain at $285,000

John DiLullo	None, maintain at $250,000

Robert B. Knauff	Increase from $210,000 to $240,000 Effective July 1, 2007

Frederick M. Gonzalez	Increase from $220,000 to $250,000 Effective July 1, 2007
          The base salary increases of Mr. Knauff and Mr. Gonzalez were appropriate to achieve the desired market positioning for their respective positions.
Annual Incentive Compensation Bonus
          Our company maintains an annual incentive compensation bonus program for NEOs and other senior members of management. Certain senior members of sales management, including the World Wide Sales Vice President, who participate in our company’s sales commission plan, are excluded from this program. The bonus program is intended to encourage and reward achievement of our company’s business goals and to assist our company in attracting and retaining executives.
          The bonus plan approved by the Committee establishes a bonus pool (the “Bonus Pool”) from which payments are to be made to eligible employees based upon company and individual performance. For fiscal year 2007, the Committee selected total revenue, earnings per share on a non-GAAP basis and free operating cash flow as defined performance parameters for the release of payments. Each of the specifically defined performance parameters either equal or exceed the parameter established in the annual operating plan for our company as adopted by the Board of Directors. We did not select stock price appreciation as a factor in determining bonus payouts because our stock price is a product of not just company performance but also market, economic and political factors outside the control of our senior management. We concluded that the factors selected correspond to growth, profitability and financial health indicators that are important in determining the relative attractiveness of our stock to the analyst community and the investing public generally. The Committee further believes that linking the performance parameters of the bonus plan to the parameters established in our company’s annual operating plan reflects a program that is performance based, where the relative difficulty in achieving the performance targets is consistent from year-to-year, and is designed to correlate closely with the long-term growth of shareholder value.
          Each of the performance goals is weighted equally. If company performance equals or exceeds, on a blended average, 90% of the defined performance measurement target, 80% of the available Bonus Pool is made available for payout to eligible employees depending on individual performance, including eligible NEOs, provided that no single performance measurement component is less than 70% of targeted performance. If our company performance equals or exceeds, on a blended average basis, 100% of the defined performance targets, 100% of the available Bonus Pool is made available for payout to eligible employees, provided that no single performance measurement component is less than 70% of targeted performance. In the event that any two performance measurement components fail to equal or exceed 70% of the targeted performance, no bonus payout will be made.
          If performance of our company, on a blended average basis, exceeds 100% of the defined performance targets, the Bonus Pool is increased based upon a predetermined formula associated with total revenue and earnings per share on a pro-forma basis, provided that if performance of any one performance measurement component fails to equal or exceed 80% of the targeted performance then the amount available for payout to eligible employees is capped at 110% of the available Bonus Pool.
          For fiscal year 2007, worldwide revenue was $199.2 million, earnings per share on a non-GAAP basis were $0.28, and free operating cash flow was $53.0 million. Actual performance was approximately 90% of targeted performance on each of two of three performance metrics and exceeded targeted performance by approximately 189% on the third metric, yielding actual performance, on a blended average basis, of approximately 123% of targeted performance.
          The Committee has the discretion to approve a Bonus Pool that is more or less than the amount determined by the process set out above. In fiscal year 2007, the Committee considered the lack of balance in the performance against the established metrics and the performance levels for two of the three metrics not meeting targeted levels as sufficient reason to exercise its discretion and reduce the size of the Bonus Pool from the 100% target level, which would have been warranted, given the average weighted performance against the established metrics, to the 80% threshold level.
          While it is difficult to predict our company’s future financial performance, over the period between fiscal year 2004 through fiscal year 2006, Company performance has satisfied the conditions necessary to fund the bonus pool at the 100% target level only in 2006. In fiscal years 2004 and 2005, company performance met the 80% threshold level but did not reach the 100% target level. Based upon these results, the Committee has determined that when they are established, the performance measurements associated with the 100% performance targets are substantially uncertain of achievement.
          Once the level of the Bonus Pool authorized has been determined, the bonus payments made to all participants, including the NEOs, is determined based upon the achievement of individual performance objectives. As part of our pay-for-performance policy, each member of senior management, including the NEOs, commit to performance goals set forth in a “balanced business scorecard.” This scorecard includes company wide and functional specific goals for a particular fiscal year. We believe that using a “balanced business scorecard” approach results in individual performance targets that reflect more refined goals in a wider variety of functional areas, thereby linking incentive compensation in a more specific manner to the achievement of company objectives. The Committee relies on our chief executive officer to make recommendations concerning the achievement of individual performance objectives of members of senior management, including the NEOs. We believe our chief executive officer is in the best position to accurately assess the individual performance of these employees. Discussion of the performance of senior management is part of the executive sessions at regularly scheduled quarterly meetings of the Committee.
          Under his employment agreement dated March 14, 2003, Mr. Medeiros has a targeted annual incentive bonus equal to 100% of base salary up to a maximum of 200% of base salary. The Committee has approved annual incentive bonus targets equal to 50% of base salary for Mr. Selvi, Mr. Knauff and Mr. Gonzalez.

          With respect to Mr. Medeiros, the Committee recommended and the Board approved, and with respect to the other NEOs, the Committee concurred with the conclusions of Mr. Medeiros that:
•	Mr. Medeiros, our President and Chief Executive Officer, presided over a variety of accomplishments in 2007, including demonstrating economies of scale by supporting a larger revenue base within an existing operating expense framework, continuing growth in subscription services; enhancing our reputation as a solutions provider; broadening our reach via acquisitions and new products and services; continuing our penetration of the mid-tier market segment and improving our international growth.

•	Mr. Selvi, our Chief Financial Officer, presided over continued improvement in our financial reporting, budgeting, financial management and tax management functions with continued oversight of our information technology systems, successful integration of our acquisitions, and improvement in our infrastructure systems.

•	Mr. Knauff, our Controller and Chief Accounting Officer, presided over improvements in balance sheet efficiencies and our quarterly financial closing process, implementation of various initiatives associated with compliance with Section 404 of the Sarbanes-Oxley Act of 2002, and the financial integration of our acquisitions.

•	Mr. Gonzalez, our General Counsel and Corporate Secretary, provided counsel to the Board and management across the broad range of legal affairs of our company including corporate governance and corporate compliance, acquisition activity, our intellectual property program, litigation, and enterprise risk management.

•	Mr. DiLullo, our Vice President of World Wide Sales, participated in our company’s Sales Commission program and was not eligible for participation in our company’s Annual Incentive Bonus Program. Mr. DiLullo ceased to be employed by our company on January 11, 2008.
          Based upon the foregoing, the Committee approved the fiscal year 2007 bonuses for the NEOs as follows:

Matthew Medeiros	$360,000

Robert D. Selvi	$114,000

Robert B. Knauff	$78,500

Frederick M. Gonzalez	$78,500

John D. DiLullo	Not Eligible
          The timing of bonus payments under the incentive bonus program has generally occurred on or about the date of filing of our company’s annual report on Form 10-K.
          For fiscal year 2008, the Committee has established the following performance parameters for the determination of the size of the Bonus Pool available for payout under the program: total revenue, earnings per share on a non-GAAP basis and free operating cash flow. Each of the specifically defined performance parameters either equal or exceed the parameter established in the annual operating plan for our company as adopted by the Board and, in the case of free operating cash flow, updated to reflect our audited balance sheet for the fiscal year ended December 31, 2007. The Committee believes that these performance parameters reflect the key growth and profitability drivers for our company. In establishing these performance parameters, the Committee and management consider the likelihood of the achievement of the 100% target performance levels. At the time the performance measures were established, the Committee considered the performance goals at the targeted level to be stretch goals that would be substantially uncertain of achievement.
Equity Compensation
          The Committee believes that an ownership culture encouraging long-term performance by our NEOs and other members of senior management is fostered through the use of stock-based awards. We further believe that equity compensation is the most effective means of creating alignment between the compensation provided to NEOs and other members of senior management with gains realized by our shareholders.
          The Committee is responsible for determining who should receive the grants and the number of shares to be granted. All stock options granted carry a term of ten years, utilize four year vesting periods in order to encourage employees to remain with our company, and have been granted at least at the fair market value of our company’s common stock on the date of the grant. Our policy, our 1998 Stock Option Plan, and the 2008 Equity Incentive Plan specified in Proposal Two hereof, all define fair market value as the closing price on the date of the grant. Grants to existing employees vest in equal monthly amounts over the four year vesting period while grants to new hires vest twenty-five percent (25%) on the first anniversary of hire and in equal monthly amounts thereafter, based on continued employment. The Committee may, from time to time, exercise its discretion to make unscheduled stock option grants to employees, including our chief executive officer, the other NEOs and other members of senior management.
          In determining the number of stock options to be awarded to NEOs, other than our chief executive officer, the Committee takes into account overall corporate performance, the individual’s current contribution to our performance, the relationship of equity compensation to the individual’s base salary and incentive compensation, market conditions bearing on the retention benefits associated with making such an award, the individual’s anticipated contribution in meeting our long-term strategic performance goals, and the individual’s position and scope of responsibility. The relative weight given to these factors varies by position in the discretion of the Committee and upon recommendations of our chief executive officer.
          In determining the number of stock options to be awarded to our chief executive officer, the Committee, in its sole discretion, takes into account all of the factors set forth above and the relative weight given to each of those factors.
          Our practice has been to determine the amount of equity compensation to be awarded either late in the fourth quarter of the fiscal year or early in the first quarter of the following fiscal year. Consistent with our policy regarding the granting of stock options adopted in August 2006, we grant options to NEOs at a scheduled meeting of the Committee and only at times when the trading window is open as defined in our company’s Insider Trading Compliance Policy. We believe this timing is appropriate because it enables us to consider performance in the prior fiscal year and our expectations for the anticipated contribution of the recipient in the following fiscal year.
          For information on stock options granted to NEOs during fiscal year 2007, see the table entitled “Executive Compensation—Grants of Plan Based Awards in Fiscal 2007” set forth below.
          In February 2008, the Committee approved stock option grants to Robert B. Knauff in the amount of 43,750 shares and to Frederick M. Gonzalez in the amount of 30,625 shares. These grants were made to recognize Mr. Knauff’s performance in supporting all of our business groups and his leadership toward enhancing the technical accounting resources of our company and to recognize Mr. Gonzalez’s performance in advising the Board and management and providing valuable counsel concerning key legal issues and negotiations. The Committee decided to take additional time to consider an equity award to Mr. Medeiros and/or Mr. Selvi.
Retirement Plans
          Our company does not maintain a qualified defined benefit pension plan for any of its employees, including the NEOs and other members of senior management. We believe that such qualified defined pension plans are atypical for companies in our peer group, in our industry and in our geographic region.
          Our company does maintain a 401(k) tax-qualified retirement plan for all employees pursuant to which our company matches employee contributions at a rate of $0.50 per $1.00 of contribution up to a maximum of $2,000 per employee per fiscal year. Company contributions vest immediately.
Non-Qualified Deferred Compensation Plan
          Our company maintains a Non-Qualified Deferred Compensation Plan (“DCP”) for highly compensated employees of our company and for members of our Board. All of the NEOs and other members of senior management qualify for participation in the DCP.
          Under the terms of the DCP, participants are able to defer on a pre-tax basis their base salary, cash incentive compensation, director meeting fees and director annual retainer fees up to pre-defined limits. Compensation deferrals are limited as follows: (a) any amount of base salary that is at least $5,000, but does not exceed 80% of base salary, (b) any amount of cash incentive compensation that is at least $5,000, but does not exceed 100% of cash incentive compensation, and/or (c) any amount of cash incentive compensation that is at least $5,000 but does not exceed 100% of cash incentive compensation.
          Our company does not contribute to the DCP and participation in the DCP is voluntary.
          Participants in the DCP are deemed to be invested in a selection of non-publicly traded mutual funds that are available through a variable universal life insurance carrier. Each participant may specify among different investment options upon which returns are based. There is not a guaranteed minimum rate of return and the DCP is not a tax-qualified retirement plan. Participants in the DCP are 100% vested at all times. Deferral elections may be changed only during open enrollment for the plan year. Participants in the DCP have a risk of forfeiture should our company become insolvent and have investment risk based upon their fund selection and market performance. The Committee believes that allowing participants to accumulate savings on a tax-deferred basis, beyond the amounts which may be contributed to our company’s 401(k) plan, increases the ability of our company to retain and to recruit senior management level employees and to recruit new members to our Board.
Perquisites and Generally Available Benefit Programs
          The Committee reviews the perquisites and other personal benefits received by the NEOs and other members of senior management on a periodic basis. Pursuant to his employment agreement, Mr. Medeiros, our chief executive officer, is reimbursed for premiums for a $1,000,000 term life insurance policy. Premiums reimbursed during fiscal year 2007 amounted to $2, 460.
          In addition, certain members of senior management are provided the opportunity to schedule a health screening examination. Participation in this program is voluntary. The value of this health screening program is $500 per participant.

          Our company does not maintain a corporate aircraft. Mr. Medeiros, from time to time, uses private aircraft as transportation, for himself and other members of senior management, to business meetings, principally in California. On such occasions, our company pays travel expenses up to the cost of a commercial coach class round-trip air fare.
          The NEOs and other members of senior management participate in other Company benefit plans on the same basis as other United States employees, with the exception of our company’s Employee Stock Purchase Plan where any employee at the vice presidential level or above, is not eligible. These benefit plans include medical, dental and vision insurance, life insurance, long term disability insurance, health and dependent care flexible spending accounts, and participation in our company’s 401(k) plan. The Committee believes that these generally available benefit programs allow our company to remain competitive for employee talent. The Committee further believes that the availability of these benefit programs generally enhances employee productivity and loyalty to our company. These generally available benefits do not specifically factor into decisions regarding an individual NEO total cash compensation or equity awards.
          Our company does not provide other perquisites to its NEOs, including the following:
•	Car Allowance

•	Golf or Social Club Memberships

•	Commuting Expense

•	Personal Financial or Tax Consulting Services

•	Home security

•	Housing Allowance or other Living Expenses

•	Legal Expense Reimbursement

•	Tax Gross Ups

•	Tax Preparation Services
          Our company does offer a tax equalization program for United States expatriate employees. Under that program, the expatriate employee pays no more or less tax than they would have paid had they remained an employee in the United States. No NEO has been a beneficiary of this plan; however, Marvin Blough, who was appointed Vice President World Wide Sales for our company in January 2008, and elected an executive officer of our company in February 2008, received the benefits of this plan during 2006 and a portion of 2007, when he relocated to Europe to be the Vice President of EMEA.
          The Committee believes that the level of perquisites provided to our chief executive officer, and other NEOs are reasonable in the aggregate and are below the levels provided to such officers of other companies in our peer group although we have not conducted a study to confirm this conclusion.
Severance and Change of Control Agreements
          The Committee believes that our company should provide reasonable severance benefits to its NEOs and other members of senior management. A reasonable severance benefit conditioned upon a release of claims limits the potential of time consuming and costly legal proceedings against our company concerning the circumstances surrounding the severance. These severance benefits reflect the reality that it may be difficult for such employees to locate comparable senior level management positions within a short period of time.
          The Committee also believes that it is important to protect our NEOs and other members of senior management in the event of a change of control. By providing change of control benefits, the Committee believes that the interests of shareholders will be best served because such benefits reduce the reluctance of senior management to pursue potential change in control transactions that may be in the best interests of shareholders while encouraging them to remain focused on our company’s business in the event of rumored or actual fundamental corporate changes. We believe these change of control benefits are reasonable although we have not conducted a specific study to confirm this conclusion.
          On March 14, 2003, our company entered into an employment agreement with Matthew Medeiros, our President and Chief Executive Officer, which agreement was amended and restated on July 29, 2004. The agreement provides for an annual base salary of $450,000 plus a targeted annual bonus payment equal to 100% of base salary up to a maximum of 200% of base salary based upon performance metrics established by the Committee and approved by the Board. Under the terms of the agreement, Mr. Medeiros is entitled to certain severance benefits if he is terminated without cause or if he resigns for good reason, subject to Mr. Medeiros entering into a release of claims with our company.
          These severance benefits differ depending on when in relation to a change in control such termination occurs.
          If Mr. Medeiros’ employment terminates without cause or if he resigns for good reason prior to ninety days before a change of control or more than one year after a change of control, he shall receive the following severance benefits:
•	A lump sum payment equal to twelve months salary, and

•	An additional lump sum payment determined by averaging the target percentages achieved under our annual bonus plan with respect to any Company fiscal quarter already concluded in the year of termination and multiplying such average percentage by 150% of base salary; provided, however, if Mr. Medeiros’s termination occurs in the first quarter of our Company’s fiscal year, then such average percentage shall be equal to the target percentage achieved in the most recently concluded fiscal year.
          If Mr. Medeiros’ employment terminates within ninety days prior to a change of control through one year following a change of control (the “Change of Control Period”), he shall receive the following severance benefits:
•	A lump sum payment equal to twenty-four months salary;

•	Accelerated vesting as to all stock options and other equity compensation then held by him; and

•	A bonus under our annual bonus plan, pro-rated according to the percentage of the applicable fiscal year that Mr. Medeiros is employed by our company.
          Our company also reimburses Mr. Medeiros for health, dental, vision and life insurance premiums for the period of time equal to the months of salary paid as severance but only if Mr. Medeiros elects continuation coverage under the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”). Our company shall also continue to pay premiums associated with a $1,000,000 term life insurance policy provided under the terms of Mr. Medeiros’s employment agreement (and in addition to any group coverage otherwise provided by our company) during the period of time equal to the months of salary paid as severance.
          Our company has also entered agreements with Robert B. Knauff and Frederick M. Gonzalez on April 20, 2004, with Robert D. Selvi on January 24, 2005 and with John DiLullo on December 6, 2005.

          Each such agreement provides for certain severance benefits if the executive officer is terminated without cause, subject to the executive officer entering into a release of claims with our company. If such termination occurs outside of a change of control, then the executive officer would be entitled to receive severance pay equal to base salary, as then in effect, for a period of six months from the date of termination as well as six months of targeted annual bonus. If such termination occurs (i) without cause during the period commencing on or after the public announcement of a definitive agreement that would result in a change of control of our company and ending on the date which is twelve months following a change of control, or (ii) as a result of the resignation by the executive officer for good reason during the period commencing on or after the public announcement of a definitive agreement that would result in a change of control of our company and ending on the date which is twelve months following a change of control, then the executive officer would be entitled to receive the following:
•	A lump sum severance payment in the amount equal to twelve months base salary plus twelve months of targeted bonus for the year of termination.

•	50% accelerated vesting of all unvested equity awards granted prior to the change of control if the executive officer has been employed by our company for less than one year, or

•	100% accelerated vesting of all unvested equity awards granted prior to the change of control if the executive officer has been employed by our company for more than one year.
          Our company also reimburses the executive officer for health, dental, and vision premiums at the same level of coverage as was provided to the executive officer immediately prior to the termination date for a period of time equal to months of salary paid as severance but only if the executive officer elects continuation coverage under COBRA.
          All of these agreements provide that in the event the severance and other benefits payable to the recipient are considered “parachute payments” within the meaning of Section 280G of the Code, the recipient may elect, in his or her sole discretion, to have such severance benefits either (i) delivered in full or (ii) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code.
          The definition of “cause” under these agreements includes (i) willful and material failure to follow the lawful written directions of the Board; (ii) engagement in gross misconduct detrimental to our company, (iii) willful and repeated failure or refusal to comply in any material respect with Company policy where non-compliance would be materially detrimental to our company; (iv) acts of dishonesty intended to result in the substantial gain or personal enrichment of the individual at the expense of our company, or (v) commission of a felony, fraud or other unlawful or criminal act involving moral turpitude which the Board reasonably believes would reflect adversely on our company.
          The definition of “good reason” under these agreements will generally exist where the employee’s position or compensation has been decreased (other than in connection with a company-wide compensation reduction) or where the employee has been required to relocate.
          The definition of “change of control” under these agreements includes (i) a shareholder or group of shareholders acquires 50% or more of our company’s common stock, (ii) our company is party to a merger or consolidation which results in the voting securities of our company failing to continue to represent at least 50% of the combined voting power of our company or the surviving entity immediately after such merger or consolidation, (iii) the sale or other disposition of substantially all of our company’s assets, (iv) a dissolution or liquidation of our company, or (v) as a result of the transactions described in (i), (ii) or (iii) above, the composition of the Board changes within a two year period after such transaction whereby fewer than a majority of directors remain as incumbent directors.

          Payments under each of these agreements are expressly conditioned upon compliance with all of the terms of the agreement including the execution of a release of claims, non solicitation of employees of our company for a period of twelve months following the date of termination and continued compliance with obligations of confidentiality as set forth in our company’s standard invention disclosure and confidentiality agreement. On January 11, 2008, Mr. DiLullo’s employment with our company was severed without cause. Under the terms of his Retention and Severance Agreement for Executive Officers he will receive severance payments in the amount of approximately $258,000. Payment of all severance shall be in accordance with the provisions of Section 409A of the Code.
          Based upon a hypothetical termination date of December 31, 2007, the severance and change of control benefits for Mr. Medeiros and the other NEOs would have been as follows using the share price of our company’s common stock of $10.72 as of that day:
Matthew Medeiros
President and Chief Executive Officer

	Voluntary Termination				Involuntary Termination
	Good Reason					Not for Cause
	Outside of	Within		Total		Outside of	Within
	Change of	Change of		Permanent		Change of	Change of
	Control	Control		Disability or		Control	Control
	Period	Period	Retirement	Death	For Cause	Period	Period
Executive Benefits and Payments Upon Termination
Compensation
Severance	$450,000	$900,000	$0	$0	$0	$450,000	$900,000
Short-term Incentive	450,000	450,000	0	0	0	450,000	450,000
Long-term Incentive Stock Options (Unvested and Accelerated or Continued Vesting)	0	1,355,387	0	0	0	0	1,355,387
Benefits and Perquisites
Health and Welfare Benefits Continuation	16,772	33,544	0	0	0	16,772	33,544
Life Insurance Premium	2,460	2,460	0	0	0	2,460	2,460
Tax Gross-up	0	0	0	0	0	0	0

Total	$919,232	$2,741,391	$0	$0	$0	$919,232	$2,741,391

Robert D. Selvi
Chief Financial Officer

	Voluntary Termination				Involuntary Termination
	Good Reason					Not for Cause
	Outside of	Within		Total		Outside of	Within
	Change of	Change of		Permanent		Change of	Change of
	Control	Control		Disability or		Control	Control
	Period	Period	Retirement	Death	For Cause	Period	Period
Executive Benefits and Payments Upon Termination
Compensation
Severance	$142,500	$285,000	$0	$0	$0	$142,500	$285,000
Short-term Incentive	71,250	142,500	0	0	0	71,250	142,500
Long-term Incentive Stock Options (Unvested and Accelerated or Continued Vesting)	0	1,120,871	0	0	0	0	1,120,871
Benefits and Perquisites
Health and Welfare Benefits Continuation	8,377	16,755	0	0	0	8,377	16,755
Tax Gross-up	0	0	0	0	0	0	0

Total	$222,127	$1,565,126	$0	$0	$0	$222,127	$1,565,126

John D. DiLullo
Vice President, Worldwide Sales

	Voluntary Termination				Involuntary Termination
	Good Reason					Not for Cause
	Outside of	Within		Total		Outside of	Within
	Change of	Change of		Permanent		Change of	Change of
	Control	Control		Disability or		Control	Control
	Period	Period	Retirement	Death	For Cause	Period	Period
Executive Benefits and Payments Upon Termination
Compensation
Severance	$125,000	$250,000	$0	$0	$0	$125,000	$250,000
Short-term Incentive	125,000	250,000	0	0	0	125,000	250,000
Long-term Incentive Stock Options (Unvested and Accelerated or Continued Vesting)	0	803,253	0	0	0	0	803,253
Benefits and Perquisites
Health and Welfare Benefits Continuation	8,386	16,772	0	0	0	8,386	16,772
Tax Gross-up	0	0	0	0	0	0	0

Total	$258,386	$1,320,025	$0	$0	$0	$258,386	$1,320,025

Robert B. Knauff
Vice President, Finance, Controller and Chief Accounting Officer

	Voluntary Termination				Involuntary Termination
	Good Reason					Not for Cause
	Outside of	Within		Total		Outside of	Within
	Change of	Change of		Permanent		Change of	Change of
	Control	Control		Disability or		Control	Control
	Period	Period	Retirement	Death	For Cause	Period	Period
Executive Benefits and Payments Upon Termination
Compensation
Severance	$120,000	$240,000	$0	$0	$0	$120,000	$240,000
Short-term Incentive.	60,000	120,000	0	0	0	60,000	120,000
Long-term Incentive Stock Options (Unvested and Accelerated or Continued Vesting)	0	219,498	0	0	0	0	219,498
Benefits and Perquisites
Health and Welfare Benefits Continuation	5,876	11,753	0	0	0	5,876	11,753
Tax Gross-up	0	0	0	0	0	0	0

Total	$185,876	$591,251	$0	$0	$0	$185,876	$591,251

Frederick M. Gonzalez
Vice President, General Counsel and Secretary

	Voluntary Termination				Involuntary Termination
	Good Reason					Not for Cause
	Outside of	Within		Total		Outside of	Within
	Change of	Change of		Permanent		Change of	Change of
	Control	Control		Disability or		Control	Control
	Period	Period	Retirement	Death	For Cause	Period	Period
Executive Benefits and Payments Upon Termination
Compensation
Severance	$125,000	$250,000	$0	$0	$0	$125,000	$250,000
Short-term Incentive.	62,500	125,000	0	0	0	62,500	125,000
Long-term Incentive Stock Options (Unvested and Accelerated or Continued Vesting)	0	222,708	0	0	0	0	222,708
Benefits and Perquisites
Health and Welfare Benefits Continuation	5,882	11,764	0	0	0	5,882	11,764
Tax Gross-up	0	0	0	0	0	0	0

Total	$193,382	$609,472	$0	$0	$0	$193,382	$609,472

          Stock options that become vested due to the change of control are valued using the intrinsic value method for each executive officer based upon the closing price of our company’s common stock of $10.72 on December 31, 2007.
          Amounts attributable to health and welfare benefits continuation represent health, dental and vision premiums at the same level of coverage as was provided to the executive officer immediately prior to the termination date for a period of time equal to the number of months of severance assuming that the executive officer elected continuation coverage under COBRA, plus life insurance premiums at the same level of coverage as was provided to the executive officer immediately prior to the termination date for a period of time equal to the number of months of severance.
          A change of control did not occur on December 31, 2007 and the NEOs were not terminated on that date. There can be no assurance that a change of control would produce the same or similar results as those described if it occurs on any other date or at any other price, or if any assumption is not correct in fact.
Compensation Committee Report
          The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that SonicWALL specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.
          The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. Based on the review and discussions, the Compensation Committee recommended to our Board of Directors, and our Board of Directors has approved, that the Compensation Discussion and Analysis be included in SonicWALL’s Proxy Statement for its 2008 Annual Meeting of Shareholders.
          This report is submitted by the Compensation Committee of the Board of Directors of SonicWALL.

David W. Garrison, Chairman Clark H. Masters John C. Shoemaker

Executive Compensation
     Summary Compensation Table
          The following table sets forth information concerning the compensation of our chief executive officer and our other four NEOs who served in such capacities during the fiscal years ended December 31, 2007 and December 31, 2006.

SUMMARY COMPENSATION TABLE

							Change in
							Pension
							Value and
						Non-	Non
						Equity	Qualified
						Incentive	Deferred
						Plan	Compensa-	All Other
				Stock	Option	Compensa-	tion	Compensa-
		Salary	Bonus	Awards	Awards	tion	Earnings	tion	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)(1)	(d)	(e)	(f)(2)	(g)(3)	(h)(4)	(i)(5)	(j)
Matthew Medeiros President and Chief	2007	$450,000			897,603	360,000	64,544	7,041	1,779,188
Executive Officer	2006	450,000	0	0	1,694,626	450,000	41,219	7,541	2,643,385

Robert D. Selvi	2007	285,000	0	0	651,316	114,000	0	673	1,050,989
Chief Financial Officer	2006	277,788	0	0	481,958	142,500	0	630	902,876

John D. DiLullo Vice President,	2007	250,000	0	0	388,158	272,326	0	2,570	913,053
Worldwide Sales	2006	250,000	0	0	250,410	312,232	0	2,464	815,106

Robert B. Knauff Vice President, Finance, Controller and Chief	2007	223,846	0	0	228,134	78,500	20,927	2,313	553,720
Accounting Officer	2006	199,904	0	0	219,118	80,000	21,166	2,280	522,468

Frederick M. Gonzalez Vice President, General	2007	233,846	0	0	230,856	78,500	0	2,949	546,151
Counsel and Secretary	2006	217,115	0	0	180,918	84,000	0	2,863	484,897

(1)	The amounts in column (c) represent actual salary earned and paid for in 2006 and 2007 and reflect applicable mid-year salary increases.

(2)	The amounts in column (f) reflect the dollar amount recognized for share based compensation expense (disregarding an estimate of forfeitures) for the fiscal years ended December 31, 2006 and December 31, 2007, for stock options granted to each of the NEOs in 2006 and 2007, in accordance with FAS 123R. Assumptions used in the calculation of this amount are included in Note 10 to our company’s audited financial statements for the fiscal year ended December 31, 2007 included in our company’s Annual Report on Form 10-K filed with the SEC on March 10, 2008. These amounts reflect our company’s share based compensation expense for these awards, and do not correspond to the actual value that will be recognized by the NEOs.

(3)	The amounts in column (g) reflect the cash awards paid to the NEOs under our company’s Annual Incentive Bonus Plan for the fiscal year ended December 31, 2007, with the exception of Mr. DiLullo who is not eligible to participate our company’s Annual Incentive Bonus Plan. The amount in column (g) with respect to Mr. DiLullo reflects commissions earned for fiscal year 2007 under our company’s Commission Plan

(4)	The amounts in column (h) reflect interest or other earnings accrued in the last fiscal year under our company’s Non-Qualified Deferred Compensation Plan. See the Non-Qualified Deferred Compensation Plan Table below for additional information.

(5)	The amounts in column (i) reflect (a) taxable payments made for NEOs to cover premiums for life insurance policies in excess of $50,000, (b) company matching contributions to the NEO’s 401(k) savings account, (c) the value of the health screening program used by some of the NEOs, and, (d) for Mr. Medeiros, an amount equal to $2,460 associated with the reimbursement of premiums for a 1,000,000 term life insurance policy.
     Grants of Plan-Based Awards
          The following table sets forth information concerning option grants to the NEOs during the fiscal year ended December 31, 2007.

GRANTS OF PLAN-BASED AWARDS (1)

			Estimated
			Future		All Other
			Payouts	All Other	Option
			Under Non-	Stock	Awards:
			Equity	Awards:	Number of	Exercise or	Grant Date
			Incentive	Number of	Securities	Base Price of	Fair Value/
			Plan Awards	Shares of	Underlying	Option	Incremental
		Name of	($)(2)	Stock or	Options	Awards	Fair Value
Name	Grant Date	Plan	Target	Units (#)	(#)(3)	($/sh)	($)(4)
Matthew Medeiros	2/9/2007	1998 Stock	—	—	300,000	$8.78	$858,489
		Option Plan
	7/23/2007	2007 Incentive	360,000	—	—	—	—
		Bonus Plan

Robert D. Selvi	7/23/2007	2007 Incentive	114,000		—	—	—
		Bonus Plan

John D. DiLullo			—	—	—	—	—
Robert B. Knauff	7/23/2007	2007 Incentive	78,500	—	—	—	—
		Bonus Plan
	2/9/2007	1998 Stock	—	—	50,000	$8.78	$143,082
		Option Plan

Frederick M. Gonzalez	7/23/2007	2007 Incentive	78,500	—	—	—	—
		Bonus Plan
	2/9/2007	1998 Stock	—	—	50,000	$8.78	$143,082
		Option Plan

(1)	Our company does not grant awards to any NEO under an “equity incentive plan” as such term is defined by SEC rules.

(2)	Our 2007 Annual Incentive Bonus Plan and our 2007 Sales Compensation Plan do not include thresholds or maximums and thus we have deleted the “Threshold” and “Maximum” columns.

(3)	This column shows the number of stock options granted in 2007 to our NEOs. These options vest and become exercisable ratably in forty-eight equal monthly installments beginning one month after the grant date.

(4)	The fair value on the grant date is calculated using the Black-Scholes option-pricing model. For additional information refer to Note 7 to our company’s audited financial statements for the fiscal year ended December 31, 2007 included in our company’s Annual Report on Form 10-K filed with the SEC on March 10, 2008. The actual value of the options may be significantly different and the value actually realized, if any, will depend upon the excess of the market value of the common stock over the option exercise price at the time of exercise.

     Outstanding Equity Awards at Fiscal Year End
          The following table sets forth information concerning stock options held by our NEOs at December 31, 2007.
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

	Option Awards					Stock Awards
									Equity
									Incentive
								Equity	Plan
								Incentive	Awards:
								Plan	Market or
			Equity					Awards:	Payout
			Incentive			Number		Number of	Value of
			Plan			of	Market	Unearned	Unearned
			Awards:			Shares	Value of	Shares,	Shares,
	Number of	Number of	Number of			or Units	Shares or	Units or	Units or
	Securities	Securities	Securities			of Stock	Units of	Other	Other
	Underlying	Underlying	Underlying			That	Stock	Rights	Rights
	Unexercised	Unexercised	Unexercised	Option	Option	Have	That Have	That Have	That Have
	Options:	Options:	Unearned	Exercise	Expiration	Not	Not	Not	Not
Name	Exercisable	Unexercisable	Options	Price	Date	Vested	Vested	Vested	Vested
Matthew Medeiros (1)(4)	2,259,460	—	—	$3.38	3/17/2013	—	—	—	—
(2)	161,458	88,542	—	$5.19	5/2/2015	—	—	—	—
(2)	112,500	187,500	—	$8.56	6/5/2016	—	—	—	—
(2)	62,500	237,500	—	$8.78	2/9/2017	—	—	—	—

Robert D. Selvi (1)	273,437	101,563	—	$6.22	1/21/2015	—	—	—	—
(2)	104,166	95,834	—	$7.53	11/29/2015	—	—	—	—
(2)	62,499	187,501	—	$8.81	12/6/2016	—	—	—	—

John D. DiLullo (1)(3)	152,408	162,501	—	$7.54	12/7/2015	—	—	—	—
(2)	50,000	150,000	—	$8.81	12/6/2016	—	—	—	—
Robert B. Knauff (1)	100,000	—	—	$7.04	11/18/2013	—	—	—	—
(2)	59,375	15,625	—	$5.50	10/11/2014	—	—	—	—
(2)	20,833	19,167	—	$7.53	11/29/2015	—	—	—	—
(2)	10,416	39,584	—	$8.78	2/9/2017	—	—	—	—

Frederick M. Gonzalez (1)	68,541	1,459	—	$8.52	1/27/2014	—	—	—	—
(2)	9,375	15,625	—	$5.50	10/11/2014	—	—	—	—
(2)	20,833	19,167	—	$7.53	11/29/2015	—	—	—	—
(2)	10,416	39,584	—	$8.78	2/9/2017	—	—	—	—

(1)	The option has an exercise price equal to the closing price of our company’s common stock on the NASDAQ Stock Market on the grant date, has a ten year life, and is scheduled to vest as to 25% of the shares on the one-year anniversary of the grant date and as to 1/48th of the shares each monthly anniversary thereafter, such that all shares subject to the option shall be vested on the fourth anniversary of the grant date, subject to continued employment of the NEO. The options are subject to acceleration of vesting under certain circumstances as described in “Compensation Discussion and Analysis—Elements of Compensation—Severance and Change of Control Agreements.”

(2)	The option has an exercise price equal to the closing price of our company’s common stock on the NASDAQ Stock Market on the grant date, has a ten year life, and is scheduled to vest as to 1/48th of the shares on the one month anniversary of the grant date and on each one month anniversary thereafter, such that all shares subject to the option shall be vested on the fourth anniversary of the grant date, subject to continued employment of the NEO. The options are subject to acceleration of vesting under certain circumstances as described in “Compensation Discussion and Analysis—Elements of Compensation—Severance and Change of Control Agreements.”

(3)	On November 29, 2006, Mr. DiLullo adopted a plan for the periodic sale of common stock of our company pursuant to Rule 10b5-1 of the Exchange Act. On December 13, 2007, Mr. DiLullo adopted a second plan for the periodic sale of common stock of our company pursuant to Rule 10b5-1 of the Exchange Act. Mr. DiLullo’s employment with our company was severed without cause on January 11, 2008.

(4)	On February 9, 2007, Mr. Medeiros adopted a plan for the periodic sale of common stock of our company pursuant to Rule 10b5-1 of the Exchange Act. This plan expired on March 12, 2008.

     Option Exercises and Stock Vested
          The following table sets forth information concerning stock options exercised by our NEOs during the fiscal year ended December 31, 2007.
OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($)	(#)	($)
Matthew Medeiros	140,540	821,338	—	—
Robert D. Selvi	—	—	—	—
John D. DiLullo	10,091	24,622	—	—
Robert B. Knauff	—	—	—	—
Frederick M. Gonzalez	50,000	180,300	—	—
          Our company’s 1998 Stock Option Plan does not permit the issuance of restricted stock.
     Non-Qualified Deferred Compensation
          As reflected in the following table, certain NEOs participate in our company’s Non-Qualified Deferred Compensation Plan. Our company does not contribute to the DCP and participation by our NEOs is voluntary.
NONQUALIFIED DEFERRED COMPENSATION

Aggregate
			Interest or	Aggregate	Balance of
	Executive	Company	Other	Withdrawals/	Executive's
	Contributions	Contributions	Earnings	Distributions	Account at
	in Last Fiscal	in Last Fiscal	Accrued in	During Last	Last Fiscal
	Year	Year	Las Fiscal	Fiscal Year	Year End
Name	($)(1)	($)	($)	($)	($)
Matthew Medeiros	$391,500	—	$64,544	$187,095	$668,051
Robert D. Selvi	—	—	—	—	—
John D. DiLullo	—	—	—	—	—
Robert B. Knauff	95,962	—	20,927	—	371,164
Frederick M. Gonzalez	—	—	—	—	—

(1)	Reflects participation by Mr. Medeiros and Mr. Knauff in the DCP. Such amounts are reported as compensation to such NEO in the Summary Compensation Table set forth above.
Compensation Committee Interlocks and Insider Participation
          During fiscal year 2007, the following non-employee directors were members of our Compensation Committee: David W. Garrison (chair), Keyur A. Patel and John C. Shoemaker. None of these directors has at any time been an officer or employee of SonicWALL. None of SonicWALL’s executive officers serve, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving on SonicWALL’s Board of Directors or Compensation Committee. Mr. Patel resigned from the Board and the Compensation Committee effective August 9, 2007. On February 5, 2008, Clark H. Masters was appointed to replace Mr. Patel.

Equity Compensation Plan Information
     The following table gives information about our common stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans as of December 31, 2007. Footnote (1) to the table sets forth the total number of shares of common stock issuable upon exercise of options we assumed and common stock issuable upon exercise of options granted under plans we assumed in mergers and acquisitions.

	(a)	(b)	(c)
			Number of securities
			remaining available for
			future issuance under
	Number of securities to	Weighted average	equity compensation
	be issued upon exercise of	exercise price of	plans (excluding
	outstanding options,	outstanding options,	securities reflected in
Plan Category	warrants and rights	warrants and rights	column (a))
Equity compensation plans approved by security holders (2) (3)	16,382,041	$7.26	2,986,356	(4)
Equity compensation plans not approved by security holders(5)	3,500	$7.00	0

Total	16,385,541	$6.87	2,986,356

(1)	The table does not include information for equity compensation plans assumed by us in mergers and acquisitions. A total of 807,612 shares of common stock was issuable upon exercise of options assumed by us and options granted under plans assumed by us, and outstanding as of December 31, 2007, including (i) 41,030 shares issuable upon exercise of options assumed in our merger with Phobos Corporation in November 2000; (ii) 4,449 shares issuable upon exercise of options assumed in our acquisition of Ignyte Technology, Inc. in March 2001; (iii) 33,000 shares issuable upon exercise of options assumed in our acquisition of RedCreek Communications, Inc. in October 2001; (iv) 484 shares issuable upon exercise of options assumed in our acquisition of Lasso Logic, Inc. in November 2005; (v) 18,857 shares issuable upon exercise of options assumed in our acquisition of MailFrontier, Inc. in February 2006; and (vi) 709,792 shares issuable upon exercise of options assumed in our acquisition of Aventail Corporation in July 2007.

(2)	These plans include (i) our 1998 and 1994 Stock Option Plans, and (ii) our 1999 Employee Stock Purchase Plan.

(3)	The number of shares reserved for issuance under our 1998 Stock Option Plan is subject to automatic increase on the first day of 2001 through 2008 equal to the lesser of (i) 4,000,000 shares; (ii) 4% of our outstanding common stock on the last day of the immediately preceding fiscal year; or (iii) a lesser number of shares determined by our Board of Directors.

(4)	Includes 1,688,278 shares of our common stock available for issuance under our 1999 Employee Stock Purchase Plan as of December 31, 2007.

(5)	Represents outstanding options that were issued under Individual Written Compensation Agreements in connection with the recruitment and employment of new hires from RedCreek Communications.
Policies and Procedures with Respect to Related Party Transactions
          Our Board of Directors has recognized, as set forth in our Corporate Governance Principles that related party transactions can present a heightened risk of potential or actual conflicts of interest that may create the appearance that decisions by our company are based on considerations other than the best interests of our company and our shareholders. As a result, our Board of Directors prefers to avoid related party transactions.
          Our Board of Directors has delegated to the Audit Committee the responsibility to review related party transactions. The charter of our Audit Committee requires that the members of the Audit Committee, all of whom are independent directors, review and approve in advance all related party transactions for which approval is required under applicable law. The Committee may approve a related party transaction if the Committee determines that the transaction is on terms that are not inconsistent with the best interests of our company and our shareholders. Current SEC rules define a related party transaction to include any transaction, arrangement or relationship in which our company is a participant and in which any of the following persons has or will have a direct or indirect interest:
•	an executive officer, director or director nominee of SonicWALL;

•	any person who is known to be the beneficial owner of more than 5% of our common stock;

•	any person who is an immediate family member (as defined in Item 404 of Regulation S-K) of an executive officer, director or director nominee of our company or beneficial owner of more than 5% of our common stock; and

•	any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person, together with any other of the foregoing persons, has a 5% or greater beneficial ownership interest.
Certain Relationships
          Except as otherwise disclosed in this Proxy Statement, since January 1, 2007, we have not been a party to any transaction or series of similar transactions in which the amount involved exceeds $120,000 and in which any director or executive officer of our company, or holder of more than 5% of our common stock, had or will have a direct or indirect material interest.
OTHER INFORMATION
Section 16(a) Beneficial Ownership Reporting Information
          Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of our common stock, to file with the SEC initial reports of ownership on a Form 3 and reports of changes in ownership of our common stock and other securities on a Form 4 or Form 5. Such executive officers, directors and 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms furnished to us and written representations from our executive officers and directors, we believe that all of our executive officers, directors and 10% shareholders made all the necessary filings under Section 16(a) during fiscal year 2007.
No Incorporation by Reference
          In our company’s filings with the SEC, information is sometimes “incorporated by reference.” This means that we are referring you to information that has previously been filed with the SEC and the information should be considered as part of the particular filing. As provided under SEC regulations, the “Report of the Audit Committee” and the “Compensation Committee Report” contained in this Proxy Statement specifically are not incorporated into any other filings with the SEC. In addition, this Proxy Statement includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this Proxy Statement.

Shareholder Proposals—2009 Annual Meeting
          Shareholders may present proposals for action at a future meeting if they comply with SEC rules and SonicWALL’s bylaws. For additional details and deadlines for submitting proposals, see “Deadline for Receipt of Shareholder Proposals” in this Proxy Statement. If you would like a copy of the requirements contained in our bylaws, please contact SonicWALL, Inc., 1143 Borregas Avenue, Sunnyvale, California 94089, Attention: Frederick M. Gonzalez, Vice President, General Counsel and Corporate Secretary.
Available Information
          You may obtain a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 without charge by sending a written request to SonicWALL, Inc, 1143 Borregas Avenue, Sunnyvale, California 94089, Attention: Investor Relations. The annual report is also available online at www.sonicwall.com or the SEC’s website at www.sec.gov.
REPORT OF THE AUDIT COMMITTEE
          The Audit Committee of our Board of Directors serves as the representative of our Board of Directors for general oversight of our financial accounting and public reporting process, our system of internal control, our audit process and process for monitoring compliance with laws and regulations. Our management has primary responsibility for the preparation of our financial statements and our public reporting process. Armanino McKenna LLP, our company’s independent auditors for fiscal year 2007, is responsible for expressing an opinion on the conformity of our company’s fiscal year 2007 audited financial statements to generally accepted accounting principles and on management’s assessment of the effectiveness of our company’s internal controls over financial reporting. In addition, Armanino McKenna LLP expressed its own opinion on the effectiveness of our company’s internal controls over financial reporting in our annual report on Form 10-K filed with the SEC on March 10, 2008.
          The Audit Committee is composed of three members: Charles D. Kissner, Charles W. Berger and Edward F. Thompson. The members of the Audit Committee are independent as defined under the applicable rules of the SEC and the National Association of Securities Dealers. All members of the Audit Committee are financially literate and Edward F. Thompson and Charles W. Berger have accounting or related financial management expertise. In this context, the Audit Committee reported, in connection with the audited financial statements for the fiscal year ended December 31, 2007:
          1. The Audit Committee reviewed and discussed with management and Armanino McKenna LLP the audited financial statements for the year ended December 31, 2007, management’s assessment of the effectiveness of our company’s internal controls over financial reporting, and Armanino McKenna LLP’s evaluation of our company’s internal control over financial reporting.
          2. The Audit Committee has discussed with the independent auditors the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU §380), as modified or supplemented.
          3. The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as modified or supplemented, and has discussed with them their independence.

          4. Based on the review and discussions referred to in paragraphs 1 through 3 above, the Audit Committee recommended to our Board of Directors, and our Board of Directors has approved, that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007. Such Form 10-K was filed with the SEC on March 10, 2007.
Edward F. Thompson, Chairman
Charles W. Berger
Charles D. Kissner
OTHER MATTERS
Discretionary Authority
          The 2008 Annual Meeting is called for the specific purposes set forth in the Notice of Annual Meeting as discussed above, and also for the purpose of transacting such other business as may properly come before the Annual Meeting. At the date of this Proxy Statement the only matters which management intends to present, or is informed or expects that others will present for action at the 2008 Annual Meeting, are those matters specifically referred to in such Notice. We have not been notified by any shareholder of his, her or its intention to present a shareholder proposal from the floor at the 2008 Annual Meeting, and the deadline for submitting proposals for the 2008 Annual Meeting occurred on January 8, 2008. The enclosed proxy grants the proxy holders discretionary authority to vote on any matter properly brought before the 2008 Annual Meeting.
BY ORDER OF THE BOARD OF DIRECTORS

Frederick M. Gonzalez
Vice President, General Counsel and
Corporate Secretary
Dated: April 29, 2008
Sunnyvale, California

APPENDIX A
SONICWALL, INC.
2008 EQUITY INCENTIVE PLAN
          1. Purposes of the Plan. The purposes of this Plan are:
•	to attract and retain the best available personnel for positions of substantial responsibility,

•	to provide incentives to individuals who perform services to the Company, and

•	to promote the success of the Company’s business.
          The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units and Performance Shares as the Administrator may determine.
          2. Definitions. As used herein, the following definitions will apply:
               (a) “Administrator” means the Board or any of its Committees as will be administering the Plan, in accordance with Section 4 of the Plan.
               (b) “Applicable Laws” means the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.
               (c) “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units and Performance Shares as the Administrator may determine.
               (d) “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.
               (e) “Board” means the Board of Directors of the Company.
               (f) “Change in Control” means the occurrence of any of the following events:
                    (i) A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group, (“Person”) acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection (i), the acquisition of additional stock by any one Person, who is considered to own more than 50% of the total voting power of the stock of the Company will not be considered a Change in Control; or

                    (ii) A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause (ii), if any Person is considered to effectively control the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or
                    (iii) A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3). For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.
          For purposes of this Section 2(f), persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.
          Notwithstanding the foregoing, a transaction shall not be deemed a Change in Control unless the transaction qualifies as a change in the ownership of the Company, change in the effective control of the Company or a change in the ownership of a substantial portion of the Company’s assets, each within the meaning of Section 409A of the Code and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time (“Section 409A”).
               (g) “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code herein will be a reference to any successor or amended section of the Code.
               (h) “Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board in accordance with Section 4 hereof.
               (i) “Common Stock” means the common stock of the Company.
               (j) “Company” means SonicWALL, Inc., a California corporation, or any successor thereto.
               (k) “Consultant” means any person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services to such entity.

               (l) “Determination Date” means the latest possible date that will not jeopardize the qualification of an Award granted under the Plan as “performance-based compensation” under Section 162(m) of the Code.
               (m) “Director” means a member of the Board.
               (n) “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.
               (o) “Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.
               (p) “Exchange Act” means the Securities Exchange Act of 1934, as amended.
               (q) “Fair Market Value” means, as of any date, the value of the Common Stock as the Administrator may determine in good faith by reference to the price of such stock on any established stock exchange or a national market system on the day of determination if the Common Stock is so listed on any established stock exchange or a national market system. If the Common Stock is not listed on any established stock exchange or a national market system, the value of the Common Stock will be determined as the Administrator may determine in good faith.
               (r) “Fiscal Year” means the fiscal year of the Company.
               (s) “Incentive Stock Option” means an Option that by its terms qualifies and is otherwise intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.
               (t) “Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.
               (u) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.
               (v) “Option” means a stock option granted pursuant to Section 6 of the Plan.
               (w) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.
               (x) “Participant” means the holder of an outstanding Award.
               (y) “Performance Goals” will have the meaning set forth in Section 11 of the Plan.
               (z) “Performance Period” means any Fiscal Year of the Company or such other period as determined by the Administrator in its sole discretion.

               (aa) “Performance Share” means an Award denominated in Shares which may be earned in whole or in part upon attainment of Performance Goals or other vesting criteria as the Administrator may determine pursuant to Section 10.
               (bb) “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.
               (cc) “Plan” means this 2008 Equity Incentive Plan.
               (dd) “Restricted Stock” means Shares issued pursuant to an Award of Restricted Stock under Section 8 of the Plan, or issued pursuant to the early exercise of an Option.
               (ee) “Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 9. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.
               (ff) “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.
               (gg) “Section 16(b)” means Section 16(b) of the Exchange Act.
               (hh) “Service Provider” means an Employee, Director, or Consultant.
               (ii) “Share” means a share of the Common Stock, as adjusted in accordance with Section 14 of the Plan.
               (jj) “Stock Appreciation Right” means an Award, granted alone or in connection with an Option, that pursuant to Section 7 is designated as a Stock Appreciation Right.
               (kk) “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.
          3. Stock Subject to the Plan.
               (a) Subject to the provisions of Section 14 of the Plan, the maximum aggregate number of Shares that may be awarded and sold under the Plan is eight hundred thousand (800,000) Shares plus any Shares subject to stock options or similar awards granted under the 1998 Stock Option Plan that expire or otherwise terminate without having been exercised in full and Shares issued pursuant to awards granted under the 1998 Stock Option Plan that are forfeited to or repurchased by the Company, with the maximum number of Shares to be added to the Plan equal to five million (5,000,000) Shares. The Shares may be authorized, but unissued, or reacquired Common Stock.
               (b) Full Value Awards. Any Shares subject to Awards other than Options or Stock Appreciation Rights will be counted against the numerical limits of this Section 3 as two (2) Shares for every one (1) Share subject thereto. Further, if Shares acquired pursuant to any such Award are forfeited or repurchased by the Company and would otherwise return to the Plan pursuant to Section 3(c), two (2) times the number of Shares so forfeited or repurchased will return to the Plan and will again become available for issuance.

               (c) Lapsed Awards. If an Award expires or becomes unexercisable without having been exercised in full, or, with respect to Restricted Stock, Restricted Stock Units or Performance Shares, is forfeited to or repurchased by the Company, the unpurchased Shares (or for Awards other than Options and Stock Appreciation Rights, the forfeited or repurchased Shares) which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). Upon exercise of a Stock Appreciation Right settled in Shares, the gross number of Shares covered by the portion of the Award so exercised will cease to be available under the Plan. Shares that have actually been issued under the Plan under any Award will not be returned to the Plan and will not become available for future distribution under the Plan; provided, however, that if unvested Shares of Restricted Stock, Restricted Stock Units or Performance Shares are repurchased by the Company or are forfeited to the Company, such Shares will become available for future grant under the Plan. Shares used to pay the withholding tax related to an Award or to pay for the exercise price of an Award will not become available for future grant or sale under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan. Notwithstanding the foregoing provisions of this Section 3(c), subject to adjustment provided in Section 14, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal the aggregate Share number stated in Section 3(a), plus, to the extent allowable under Section 422 of the Code, any Shares that become available for issuance under the Plan under this Section 3(c).
               (d) Share Reserve. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.
          4. Administration of the Plan.
               (a) Procedure.
                    (i) Multiple Administrative Bodies. Different Committees with respect to different groups of Service Providers may administer the Plan.
                    (ii) Section 162(m). To the extent that the Administrator determines it to be desirable to qualify Awards granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, the Plan will be administered by a Committee of two (2) or more “outside directors” within the meaning of Section 162(m) of the Code.
                    (iii) Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.
                    (iv) Other Administration. Other than as provided above, the Plan will be administered by (A) the Board or (B) a Committee, which committee will be constituted to satisfy Applicable Laws.
               (b) Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:
                    (i) to determine the Fair Market Value;
                    (ii) to select the Service Providers to whom Awards may be granted hereunder;

                    (iii) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder;
                    (iv) to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;
                    (v) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws;
                    (vi) to modify or amend each Award (subject to Section 19(c) of the Plan);
                    (vii) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;
                    (viii) to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award pursuant to such procedures as the Administrator may determine; and
                    (ix) to make all other determinations deemed necessary or advisable for administering the Plan.
               (c) Effect of Administrator’s Decision. The Administrator’s decisions, determinations, and interpretations will be final and binding on all Participants and any other holders of Awards.
          5. Eligibility. Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Shares may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.
          6. Stock Options.
               (a) Limitations.
                    (i) Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds $100,000, such Options will be treated as Nonstatutory Stock Options. For purposes of this Section 6(a), Incentive Stock Options will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted.
                    (ii) The Administrator will have complete discretion to determine the number of Shares subject to an Option granted to any Participant, provided that during any Fiscal Year, no Participant will be granted Option or Stock Appreciation Rights covering more than, in the aggregate, five million (5,000,000) Shares.
               (b) Term of Option. The Administrator will determine the term of each Option in its sole discretion; provided, however, that the term will be no more than seven (7) years from the date of grant thereof. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the

Incentive Stock Option is granted, owns stock representing more than 10% of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.
               (c) Option Exercise Price and Consideration.
                    (i) Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option will be determined by the Administrator, but will be no less than 100% of the Fair Market Value per Share on the date of grant. In addition, in the case of an Incentive Stock Option granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than 10% of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than 110% of the Fair Market Value per Share on the date of grant. Notwithstanding the foregoing provisions of this Section 6(c), Options may be granted with a per Share exercise price of less than 100% of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.
                    (ii) Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.
                    (iii) No Repricing. The exercise price for an Option may not be reduced without the consent of the Company’s stockholders. This shall include, without limitation, a repricing of the Option as well as an Option exchange program whereby the Participant agrees to cancel an existing Option in exchange for an Option, Stock Appreciation Right or other Award.
                    (iv) Form of Consideration. The Administrator will determine the acceptable form(s) of consideration for exercising an Option, including the method of payment, to the extent permitted by Applicable Laws (and, in the case of an Incentive Stock Option, shall be determined at the time of grant). Such consideration may consist of, without limitation, (1) cash, (2) check, (3) promissory note, to the extent permitted by Applicable Laws, (4) other Shares, provided that such Shares have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option shall be exercised and provided that accepting such Shares, in the sole discretion of the Administrator, shall not result in any adverse accounting consequences to the Company, (5) consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan, (6) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws, or (7) any combination of the foregoing methods of payment. In making its determination as to the type of consideration to accept, the Administrator shall consider if acceptance of such consideration may be reasonably expected to benefit the Company.
               (d) Exercise of Option.
                    (i) Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.
                    An Option will be deemed exercised when the Company receives: (i) notice of exercise (in such form as the Administrator specifies from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with any applicable withholding taxes). No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 14 of the Plan.
                    (ii) Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the Participant’s termination as the result of the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for three (3) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.
                    (iii) Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.
                    (iv) Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following Participant’s death. Unless otherwise provided by the Administrator, if at the time of death Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will immediately revert to the Plan. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.
                    (v) Other Termination. A Participant’s Award Agreement may also provide that if the exercise of the Option following the termination of Participant’s status as a Service Provider (other than upon the Participant’s death or Disability) would result in liability under Section 16(b), then the Option will terminate on the earlier of (A) the expiration of the term of the Option set forth in the Award Agreement, or (B) the 10th day after the last date on which such exercise would result in such liability under Section 16(b), but in no event later than the original full term of the Option. Finally, a Participant’s Award Agreement may also provide that if the exercise of the Option following the termination of the Participant’s status as a Service Provider (other than upon the Participant’s death or Disability) would be prohibited at any time solely because the issuance of Shares would violate the registration requirements under the Securities Act, then the Option will terminate on the earlier of (A) the expiration of the term of the Option, or (B) the expiration of a period of three (3) months after the termination of the Participant’s status as a Service Provider during which the exercise of the Option would not be in violation of such registration requirements.
          7. Stock Appreciation Rights.
               (a) Grant of Stock Appreciation Rights. Subject to the terms and conditions of the Plan, a Stock Appreciation Right may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.
               (b) Number of Shares. The Administrator will have complete discretion to determine the number of Stock Appreciation Rights granted to any Participant, provided that during any Fiscal Year, no Participant will be granted Options or Stock Appreciation Rights covering more than, in the aggregate, five million (5,000,000) Shares.
               (c) Exercise Price and Other Terms. The Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of Stock Appreciation Rights granted under the Plan, provided, however, that the exercise price will be not less than 100% of the Fair Market Value of a Share on the date of grant.
               (d) Stock Appreciation Right Agreement. Each Stock Appreciation Right grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the Stock Appreciation Right, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.
               (e) Expiration of Stock Appreciation Rights. A Stock Appreciation Right granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement; provided, however, that the term will be no more than seven (7) years from the date of grant thereof. Notwithstanding the foregoing, the rules of Section 6(d) also will apply to Stock Appreciation Rights.
               (f) No Repricing. The exercise price for a Stock Appreciation Right may not be reduced without the consent of the Company’s stockholders. This shall include, without limitation, a repricing of the Stock Appreciation Right as well as an Stock Appreciation Right exchange program whereby the Participant agrees to cancel an existing Stock Appreciation Right in exchange for an Option, Stock Appreciation Right or other Award.
               (g) Payment of Stock Appreciation Right Amount. Upon exercise of a Stock Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:
                    (i) The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times
                    (ii) The number of Shares with respect to which the Stock Appreciation Right is exercised.
At the discretion of the Administrator, the payment upon Stock Appreciation Right exercise may be in cash, in Shares of equivalent value, or in some combination thereof, as specified in the Award Agreement.
          8. Restricted Stock.
               (a) Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.

               (b) Restricted Stock Agreement. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Notwithstanding the foregoing sentence, during any Fiscal Year no Participant will be granted more than an aggregate of two million (2,000,000) Shares of Restricted Stock, Restricted Stock Units and Performance Shares. Unless the Administrator determines otherwise, Shares of Restricted Stock will be held by the Company as escrow agent until the restrictions on such Shares have lapsed.
               (c) Transferability. Except as provided in this Section 8, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.
               (d) Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.
               (e) Removal of Restrictions. Except as otherwise provided in this Section 8, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.
               (f) Voting Rights. During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.
               (g) Dividends and Other Distributions. During the Period of Restriction, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares unless otherwise provided in the Award Agreement. If any such dividends or distributions are paid in Shares, the Shares will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.
               (h) Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Plan.
               (i) Section 162(m) Performance Restrictions. For purposes of qualifying grants of Restricted Stock as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals will be set by the Administrator on or before the Determination Date. In granting Restricted Stock which is intended to qualify under Section 162(m) of the Code, the Administrator will follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Section 162(m) of the Code (e.g., in determining the Performance Goals).
          9. Restricted Stock Units.
               (a) Grant. Restricted Stock Units may be granted at any time and from time to time as determined by the Administrator. Each Restricted Stock Unit grant will be evidenced by an Award Agreement that will specify such other terms and conditions as the Administrator, in its sole discretion, will determine, including all terms, conditions, and restrictions related to the grant, the number of Restricted Stock Units and the form of payout, which, subject to Section 9(d), may be left to the discretion of the Administrator. Notwithstanding anything to the contrary in this subsection (a), during any Fiscal Year no Participant will be granted more than an aggregate of two million (2,000,000) Shares of Restricted Stock, Restricted Stock Units and Performance Shares.
               (b) Vesting Criteria and Other Terms. The Administrator will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. The Administrator may set vesting criteria based upon the achievement of Company-wide, business unit, or individual goals (including, but not limited to, continued employment or status as a Service Provider), or any other basis determined by the Administrator in its discretion. After the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any restrictions for such Restricted Stock Units. Each Award of Restricted Stock Units will be evidenced by an Award Agreement that will specify the vesting criteria, and such other terms and conditions as the Administrator, in its sole discretion will determine. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.
               (c) Earning Restricted Stock Units. Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as specified in the Award Agreement.
               (d) Form and Timing of Payment. Payment of earned Restricted Stock Units will be made as soon as practicable after the date(s) set forth in the Award Agreement. The Administrator, in its sole discretion, may pay earned Restricted Stock Units in cash, Shares, or a combination thereof. Shares represented by Restricted Stock Units that are fully paid in cash again will be available for grant under the Plan.
               (e) Cancellation. On the date set forth in the Award Agreement, all unearned Restricted Stock Units will be forfeited to the Company.
               (f) Section 162(m) Performance Restrictions. For purposes of qualifying grants of Restricted Stock Units as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals will be set by the Administrator on or before the Determination Date. In granting Restricted Stock Units which are intended to qualify under Section 162(m) of the Code, the Administrator will follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Section 162(m) of the Code (e.g., in determining the Performance Goals).
          10. Performance Shares.
               (a) Grant of Performance Shares. Performance Shares may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion. The Administrator will have complete discretion in determining the number of Performance Shares granted to each Participant provided that during any Fiscal Year, for Performance Shares intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, no Participant will be granted more than an aggregate of two million (2,000,000) Shares of Restricted Stock, Restricted Stock Units and Performance Shares.
               (b) Value of Performance Shares. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.
               (c) Performance Objectives and Other Terms. The Administrator will set performance objectives or other vesting provisions. The Administrator may set vesting criteria based upon the achievement of Company-wide, business unit, or individual goals (including, but not limited to, continued employment or status as a Service Provider), or any other basis determined by the Administrator in its discretion.
               (d) Earning of Performance Shares. After the applicable Performance Period has ended, the holder of Performance Shares will be entitled to receive a payout of the number of Performance Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved. After the grant of a Performance Share, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such Performance Share.
               (e) Form and Timing of Payment of Performance Shares. Payment of earned Performance Shares will be made as soon as practicable after the expiration of the applicable Performance Period in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Shares at the close of the applicable Performance Period).
               (f) Cancellation of Performance Shares. On the date set forth in the Award Agreement, all unearned or unvested Performance Shares will be forfeited to the Company, and again will be available for grant under the Plan.
               (g) Section 162(m) Performance Restrictions. For purposes of qualifying grants of Performance Shares as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals will be set by the Administrator on or before the Determination Date. In granting Performance Shares which are intended to qualify under Section 162(m) of the Code, the Administrator will follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Section 162(m) of the Code (e.g., in determining the Performance Goals).
          11. Performance Goals. The granting and/or vesting of Awards of Restricted Stock, Restricted Stock Units and Performance Shares may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) of the Code and may provide for a targeted level or levels of achievement (“Performance Goals”) including (a) earnings per share, (b) operating cash flow, (c) operating income, (d) profit, (e) return on assets, (f) return on equity, (g) return on sales, (h) revenue, (i) stock price, (j) growth in stockholder value relative to the moving average of the S&P 500 Index or another index, (k) gross margin, (l) operating expenses or operating expenses as a percentage of revenue, (m) earnings (which may include earnings before interest and taxes, earnings before taxes and net earnings), (n) return on capital, (o) return on assets or net assets, (p) return on investment, (q) operating margin, (r) market share, (s) contract awards or backlog, (t) overhead or other expense reduction, (u) objective customer indicators, (v) new product invention or innovation, (w) attainment of research and development milestones, and (x) total stockholder return. Any Performance Goals may be used to measure the performance of the Company as a whole or a Subsidiary or other business unit or segment of the Company and may be measured relative to a peer group or index. Any criteria used may be measured, as applicable (i) in absolute terms, (ii) against another company or companies, on a per-share basis, and/or (iii) on a pre-tax or post-tax basis (if applicable). The Performance Goals may differ from participant to participant and from Award to Award. In establishing the Performance Goals, the Administrator shall determine whether to determine such goals in accordance with United States Generally Accepted Accounting Principles (“GAAP”) or to exclude any items otherwise includable under GAAP.
          12. Leaves of Absence; Transfer Between Locations. Unless the Administrator provides otherwise, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence. A Service Provider will not cease to be an Employee in the case of (i) any leave of absence approved by the

Company, or (ii) transfers between locations of the Company or between the Company, its Parent, or any Subsidiary. For purposes of Incentive Stock Options, no such leave may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then six (6) months and one day following the commencement of such leave any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.
          13. Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate; provided, however, that in no event may an Award be transferred to a third party for value.
          14. Adjustments; Dissolution or Liquidation; Merger or Change in Control.
               (a) Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will adjust the number and class of Shares that may be delivered under the Plan and/or the number, class, and price of Shares covered by each outstanding Award, and the numerical Share limits set forth in Sections 3, 6, 7, 8, 9, and 10.
               (b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.
               (c) Change in Control. In the event of a merger or Change in Control, each outstanding Award will be treated as the Administrator determines, including, without limitation, that each Award will be assumed or an equivalent option or right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation (the “Successor Corporation”). The Administrator will not be required to treat all Awards similarly in the transaction.
               In the event that the Successor Corporation does not assume or substitute for the Award, the Participant will fully vest in and have the right to exercise all of his or her outstanding Options and Stock Appreciation Rights, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock will lapse, and, with respect to Restricted Stock Units and Performance Shares, all Performance Goals or other vesting criteria will be deemed achieved at target levels and all other terms and conditions met. In addition, if an Option or Stock Appreciation Right is not assumed or substituted for in the event of a Change in Control, the Administrator will notify the Participant in writing or electronically that the Option or Stock Appreciation Right will be fully vested and exercisable for a period of time determined by the Administrator in its sole discretion (but in no event longer than the original full term), and the Option or Stock Appreciation Right will terminate upon the expiration of such period.
               For the purposes of this subsection (c), an Award will be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) or, in the case of a Stock Appreciation Right upon the exercise of which the Administrator determines to pay cash or a Performance Share which the Administrator can determine to pay in cash, the fair market value of the consideration received in the merger or Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control is not solely common stock of the Successor Corporation, the Administrator may, with the consent of the Successor Corporation, provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right or upon the payout of a Restricted Stock Unit or Performance Share, for each Share subject to such Award, to be solely common stock of the Successor Corporation equal in fair market value to the per share consideration received by holders of Common Stock in the Change in Control.
               Notwithstanding anything in this Section 14(c) to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more Performance Goals or other performance criteria will not be considered assumed if the Company or its successor modifies any of such Performance Goals or other performance criteria without the Participant’s consent; provided, however, a modification to such Performance Goals or other performance criteria only to reflect the Successor Corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.
          15. Tax Withholding
               (a) Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof), the Company will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local, foreign or other taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Award (or exercise thereof).
               (b) Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by (without limitation) (i) paying cash, (ii) electing to have the Company withhold otherwise deliverable cash or Shares having a Fair Market Value equal to the minimum amount required to be withheld, (iii) delivering to the Company already-owned Shares having a Fair Market Value equal to the amount required to be withheld, or (iv) selling a sufficient number of Shares otherwise deliverable to the Participant through such means as the Administrator may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld. The amount of the withholding requirement will be deemed to include any amount which the Administrator agrees may be withheld at the time the election is made, not to exceed the amount determined by using the maximum federal, state or local marginal income tax rates applicable to the Participant with respect to the Award on the date that the amount of tax to be withheld is to be determined. The Fair Market Value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.
          16. No Effect on Employment or Service. Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company, nor will they interfere in any way with the Participant’s right or the Company’s right to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.
          17. Date of Grant. The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

          18. Term of Plan. Subject to Section 22 of the Plan, the Plan will become effective upon its adoption by the Board. It will continue in effect for a term of ten (10) years unless terminated earlier under Section 19 of the Plan.
          19. Amendment and Termination of the Plan.
               (a) Amendment and Termination. The Administrator may at any time amend, alter, suspend or terminate the Plan.
               (b) Stockholder Approval. The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.
               (c) Effect of Amendment or Termination. No amendment, alteration, suspension, or termination of the Plan will impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.
          20. Conditions Upon Issuance of Shares.
               (a) Legal Compliance. Shares will not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.
               (b) Investment Representations. As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.
          21. Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority will not have been obtained.
          22. Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

1143 BORREGAS AVENUE
SUNNYVALE, CA 94089
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TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	SONCW1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SONICWALL, INC.				For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
				All	All	Except
Vote on Directors
1.	Election of Directors			☐	☐	☐
Nominees:

	01) Charles W. Berger 02) David W. Garrison 03) Charles D. Kissner 04) Matthew Medeiros	05) Clark H. Masters 06) John C. Shoemaker 07) Cary H. Thompson 08) Edward F. Thompson

Vote on Proposals								For		Against	Abstain

2.	Approval of 2008 Equity Incentive Plan.								☐	☐	☐

3.	Ratification of the selection of Armanino McKenna LLP as independent auditors.								☐	☐	☐

4.	In their discretion, the proxies are authorized to vote upon any other business that may properly come before the meeting or any postponement(s), continuation(s) or adjournment(s) thereof.								☐	☐	☐

Please sign exactly as name appears hereon. Joint owners should each sign. Executors, administrators, trustees, guardians or other fiduciaries should give full title as such. If signing for a corporation, please sign in full corporate name by a duly authorized officer.

For address changes and/or comments, please check this box and write them on the back where indicated.						☐

Signature [PLEASE SIGN WITHIN BOX]			Date				Signature (Joint Owners)	Date

SONICWALL, INC.
1143 Borregas Avenue
Sunnyvale, CA 94089
SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF SHAREHOLDERS
PROXY
      The undersigned hereby appoints Matthew Medeiros and Frederick M. Gonzalez, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of common stock of SonicWALL, Inc. held of record by the undersigned on April 18, 2008 at the Annual Meeting of Shareholders to be held on June 12, 2008 and any adjournments thereof.
      THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS NAMED HEREIN, “FOR” PROPOSALS 2 AND 3, AND AS THE PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING (OR ANY ADJOURNMENTS THEREOF) OR MAY OTHERWISE BE ALLOWED TO BE CONSIDERED AT THE MEETING.
      PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
CONTINUED AND TO BE SIGNED ON REVERSE SIDE